REGISTRATION STATEMENT NO. 333-________

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Resolve Staffing, Inc.
(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

Nevada	7363	33-0850639
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Resolve Staffing, Inc.
3235 Omni Dr.
Cincinnati, OH 45245
(800) 894-4250
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Jed Block
State Agent & Transfer Syndicate, Inc.
202 North Curry Street
Carson City, NV 89703
(800) 253-1013
(Name, Address, and Telephone Number of Agent for Service)

COPIES TO:

Gregory Bartko, Esq.
Law Office of Gregory Bartko
3475 Lenox Rd., Suite 400
Atlanta, GA 30326
Phone 404.238.0550
Facsimile 404.238.0551

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock, $0.0001 par value per share(1);	1,000,000	$1.50	$1,500,000.00	$160.50
Shares of Common Stock issuable upon the exercise of outstanding warrants to purchase shares of common stock, $0.0001 par value per share (1) (3);	1,000,000	$2.00	$2,000,000.00	$214.00
Shares of Common Stock issuable upon the exercise of outstanding warrants to purchase shares of common stock, $0.0001 par value per share (1) (3);	1,000,000	$3.00	$3,000,000.00	$321.01
Shares of Common Stock issuable under a delayed or continuous offering pursuant to Rule 415 of the Securities Act, par value $0.0001 per share (1)(2).	3,000,000	$3.00	$9,000,000.00	$963.02
Total	6,000,000		$15,500,000.00	$1,658.53

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended ("Securities Act"). The registration fee covering the shares of Common Stock offered to the public pursuant to Rule 415, is calculated based upon on the average high and low prices of the Common Stock as reported on the OTCBB on January 31, 2007.

(2)	Pursuant to Rule 415 under the Securities Act, additional shares of Common Stock as may be issuable pursuant to a delayed or continuous offering by the Registrant.
(3)	Represents shares of our Common Stock issuable upon the possible excercise of warrants issued by us pursuant to a private placement on September 26, 2006.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

_________________________________

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Investing in our Common Stock involves significant risks. See “Risk Factors” to read about factors you should consider before buying shares of our Common Stock.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2007

PREMILINARY PROSPECTUS
(Subject to completion)
RESOLVE STAFFING, INC.

6,000,000 SHARES
Common Stock
par value $0.0001 per share

Resolve Staffing, Inc. (“Resolve” or the “Company”), headquartered in Cincinnati, Ohio, is a national provider of outsourced human resource services with approximately 74 offices reaching from California to New York.  Resolve provides a full range of supplemental staffing and outsourced solutions, including solutions for temporary, temporary-to-hire, or direct hire staffing in the medical, truck driver, clerical, office administration, customer service, professional and light industrial categories. This prospectus relates to the sale of 6,000,000 shares of Resolve Staffing’s Common Stock, $.0001 par value per share (“Common Stock”). The registration and sale of the Common Stock is in connection with:

•	Up to 3,000,000 shares of Common Stock issuable pursuant to a delayed or continuous offering by the Registrant.

•	The resale, by certain selling shareholders (“Selling Shareholders”) of up to 1,000,000 shares of the Company’s Common Stock.

•	Up to 2,000,000 shares of Common Stock, issuable to the Selling Shareholders upon the exercise of outstanding common stock purchase warrants (“Warrants”).

The Selling Shareholders may sell Common Stock from time-to-time in the principal market on which the Company’s stock is traded at the prevailing market price or in negotiated transactions. The Company’s Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is quoted on the Over-The-Counter Bulletin Board (“OTCBB”) maintained by the National Association of Securities Dealers, Inc. under the trading symbol "RSFF." The most recent reported sales price per share of the Company’s Common Stock, as reported by the OTCBB on January 31, 2007 was $2.96.

INVESTING IN THE COMPANY’S COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“COMMISSIONS”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN A REGISTRATION STATEMENT THAT WAS FILED BY RESOLVE STAFFING, INC. WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE BY ORDER OF THE COMMISSION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

	Price Per Share	Total
Public offering price	$	$
Proceeds to us, before expenses	$	$
The date of this prospectus is February 6, 2007

PROSPECTUS SUMMARY

This prospectus summary contains a summary of information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in the securities discussed under "Risk Factors", and the financial statements and the notes to the financial statements under the Financial Statements section beginning on page F-1 prior to making an investment decision.

About Us

Resolve Staffing, Inc. (“Resolve” or the “Company”), headquartered in Cincinnati, Ohio, is a national provider of outsourced human resource services with approximately 74 offices reaching from California to New York. Resolve provides a full range of supplemental staffing and outsourced solutions, including solutions for temporary, temporary-to-hire, or direct hire staffing in the medical, truck driver, clerical, office administration, customer service, professional and light industrial. Moreover, with the merger with ELS, Resolve now manages a PEO payroll of over 10,000 worksite employees in over 40 states with operations and service centers throughout the country. Resolve Staffing now provides turn key human resource management services to help its small-business clients tackle increased complexities associated with the employment aspect of their businesses. These services include payroll processing, employee benefits and administration, workers' compensation coverage, effective risk management and workplace safety programs.

Our Business

The Company focuses on meeting our clients' flexible staffing needs, targeting opportunities in a fragmented; growing market that we believe has been under-served by large, full-service staffing companies. Significant benefits to clients include providing the ability to outsource the recruiting and many logistical aspects of their staffing needs, as well as converting the fixed cost of employees to the variable cost of outsourced services. A summary of our Payroll Administration Services and Aggregation of Statutory and Non-Statutory Employee Benefits Services is as follows:

•
Payroll Administration Services - We assume responsibility for our employees for payroll and attendant record-keeping, payroll tax deposits, payroll tax reporting, and all federal, state, payroll tax reports (including 941s, 940s, W-2s, W-3s, W-4s and W-5s), state unemployment taxes, employee file maintenance, unemployment claims and monitoring and responding to changing regulatory requirements;

•
Aggregation of Statutory and Non-Statutory Employee Benefits Services - We provide workers' compensation and unemployment insurance to our service employees. Workers' compensation is a state-mandated comprehensive insurance program that requires employers to fund medical expenses, lost wages, and other costs that result from work related injuries and illnesses, regardless of fault and without any co-payment by the employee. Unemployment insurance is an insurance tax imposed by both federal and state governments. Our human resources and claims administration departments monitor and review workers' compensation for loss control purposes.

We are the employer of record with respect to flexible staffing services and assume responsibility for most employment regulations, including compliance with workers' compensation and state unemployment laws. As part of our basic services in the flexible staffing market, we conduct a human resources needs analysis for clients and client employees. Such analysis includes reviewing work schedules and productivity data, in addition to recruiting, interviewing, and qualifying candidates for available positions. Based on the results of that review, we recommend basic and additional services that the client should implement.

We provide certain other services to our flexible industrial staffing clients on a fee-for-service basis. These services include screening, recruiting, training, workforce deployment, loss prevention and safety training, pre-employment testing and assessment, background searches, compensation program design, customized personnel management reports, job profiling, description, application, turnover tracking and analysis, drug testing policy administration, affirmative action plans, opinion surveys and follow-up analysis, exit interviews and follow-up analysis, and management development skills workshops.

The Market

The focus of our temporary staffing service is to provide short and long term employees as well as temp to hire employees to financially secured employers. The average employee will work a 40 hour work week for a client and will work for an average of two employers per month. It is estimated an employee will work an average of 14 days per month. Our service specializes in a variety of staffing fields including medical, truck driver, clerical, and light industrial staffing with the largest percentage in the clerical and light industrial fields. Each applicant is thoroughly interviewed tested and screened to meet the requirements of our customers. For long term and temp to hire positions a large percentage of our customers will interview our candidates and then select the one they believe to be best suited for the position.

Competition

We compete with many small providers in addition to several large public companies, including Ablest, Inc., Spherion, Adecco, S.A., Kelly Services, Inc., Manpower, Inc., and others. There are limited barriers to entry and new competitors frequently enter the market. Although a large percentage of flexible staffing providers are locally operated with fewer than five offices, most of the large public companies have significantly greater marketing, financial and other resources than us. We believe that by focusing primarily on customer service, we enjoy a competitive advantage over many of our competitors that attempt to provide a broader range of staffing services. We also believe that by targeting regional and local companies, rather than the national companies that are generally being pursued by our competitors; we can gain certain competitive advantages.

We believe that several factors contribute to obtaining and retaining clients in the professional, clerical, administrative, light industrial and technical support staffing market. These factors include an understanding of clients' specific job requirements, the ability to reliably provide the correct number of employees on time, the ability to monitor job performance, and the ability to offer competitive prices. To attract qualified candidates for flexible employment assignments, companies must offer competitive wages, positive work environments, flexibility of work schedules, an adequate number of available work hours and, in some cases, vacation and holiday pay. We believe we are reasonably competitive in these areas in the markets in which we compete, although we cannot assure you that we will maintain a competitive standing in the future.

Employees

As of the date of this prospectus, we provided payroll and PEO (“Professional Employer Organization”) services for over 10,000 PEO employees and employed a temporary staff of over 4,000 temporary employees. In addition, we have approximately 250 corporate employees.

Typical Client

Our clients represent a cross-section of the industrial sector, of which no client currently represents more than 5% of our total revenues. We attempt to maintain diversity within our client base in order to decrease our exposure to downturns or volatility in any particular industry, but we cannot assure you that we will be able to maintain such diversity or decrease our exposure to such volatility. All prospective clients fill out a questionnaire to help us evaluate workers' compensation risk, creditworthiness, unemployment history, and operating stability. Generally, flexible industrial staffing clients do not sign long-term contracts. We are not dependent on any one customer in any of the markets we serve.

Our Offices

Resolve’s headquarters are located at 3235 Omni Drive, Cincinnati, Ohio 45245. Our telephone number is 800-894-4250.

In addition to our corporate headquarters, Resolve leases facilities at approximately 74 locations throughout the United States. Our offices are adequate for our present level of operations. In the future we will need additional facilities in which to centralize our accounting, training, human resource, risk management and executive work activities. We anticipate that we will require larger scale data processing and network communication capabilities, which will be needed in order to facilitate the assimilation of acquired companies into our methods of operating and accounting standards, and to provide customers state-of-the-art service and support.

SUMMARY OF THE OFFERING

Common Stock offered by Selling Shareholders (including shares of Common Stock underlying the Warrants).	3,000,000
Common Stock offered by the Company under Rule 415 on a delayed or continuous basis.	3,000,000

Common Stock to be outstanding after the offering, assuming full exercise of the outstanding Warrants and the total sale of shares of Common Stock registered under Rule 415 associated with this offering.
23,792,741 (1)
Risk Factors

Investing in our securities involves a high degree of risk. As an investor, you should be able to bear the entire risk of loss of your investment. You should carefully consider the information set forth in the “Risk Factor” section of this prospectus, beginning at page 9, in evaluating an investment in our Common Stock.

Proceeds to the Company and Use of Proceeds

The Company will not receive any of the proceeds from the resale of shares of Common Stock by the Selling Shareholders. However, the Company will receive $5,000,000 in gross offering proceeds, assuming full exercise of the outstanding Warrants underlying certain of the shares of Common Stock registered as a part of this registration statement, and an additional $9,000,000 assuming full sale at the estimated price for the Common Stock registered under Rule 415 associated with this offering and to be offered on a delayed and continuous basis. Any proceeds received by the Company will be used to pay indebtedness and for working capital.

OTCBB	RSFF

(1) Based on 18,792,741 shares of common stock outstanding as of January 9, 2007 plus 2,000,000 shares issuable upon exercise of outstanding Warrants and up to 3,000,000 shares of Common Stock subject to a delayed or continuous offering by the Company under Rule 415 of the Securities Act. Additionally, 400,000 shares are held in escrow as collateral and are therefore not considered to be included in this outstanding number of shares.

We will bear all the costs and expenses associated with the preparation and filing of this registration statement, including costs and expenses associated with the shares of Common Stock registered on behalf of the Selling Shareholders. However, the costs, expenses and commissions that may be incurred by the Selling Shareholders in the resale of their shares shall not be borne by the Company, but shall be paid solely by the Selling Shareholders.

SUMMARY FINANCIAL DATA

The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.

Statement of Operations Data

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Sales	$88,778,862	$31,138,212	$4,284,006
Income from Operations	1,097,279	(222,182)	(42,744)
Net Income	500,561	(488,322)	(55,904)
Net Income Per common share	$.03	$(.03)	$(.00)

Balance Sheet Data

	September 30, 2006	December 31, 2005	December 31, 2004
Current Assets	$16,498,310	$6,969,150	$2,164,434
Property plant and equipment, net	796,413	601,261	149,956
Other Assets	10,673,375	6,926,662	640,000
Total Assets	27,968,098	14,497,073	2,954,390
Current Liabilities	19,300,565	4,623,595	2,480,731
Long term Liabilities	7,257,443	10,083,698	393,556
Shareholders Equity	1,410,090	(210,220)	80,103
Total Liabilities and Equity	$27,968,098	$14,497,073	$2,954,390

RISK FACTORS

This offering and an investment in our securities involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase any Common Stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our business, results of operations or financial condition in the future. If any of the following risks and uncertainties develops into actual events, our business, results of operations or financial condition could be adversely affected. In those cases, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We compete with numerous larger competitors, many of which are better financed and have a stronger presence in the industry than ourselves.

As many of these firms have significantly stronger name recognition than ourselves, they are in a position to quickly attract clients which are in need of services thus adversely impacting our potential pool of clients. Our marketing structure is not proprietary and it would not be difficult for a company to offer similar services. Further, entry into the marketplace by new competitors is relatively easy especially considering their existing presences and their greater resources for financing, advertising and marketing.

Any significant economic downturn could result in Resolve’s clients using fewer temporary employees, which would materially adversely affect Resolve’s business.

Because demand for temporary personnel services is sensitive to changes in the level of economic activity, Resolve’s business may suffer during economic downturns. As economic activity begins to slow down, companies tend to reduce their use of temporary employees before undertaking layoffs of their regular employees, resulting in decreased demand for temporary personnel. Significant declines in demand, and thus in revenues, can result in expense de-leveraging, which would result in lower profit levels.

The staffing services industry is highly competitive with limited barriers to entry, which could limit Resolve’s ability to maintain or increase its market share or profitability.

The staffing services market is highly competitive with limited barriers to entry, and in recent years has been undergoing significant consolidation. Resolve competes in markets throughout North America with full-service and specialized temporary service agencies. Several of Resolve’s competitors, including Adecco S.A., Vedior N.V., Randstad Holding N.V. and Kelly Services, Inc., have very substantial marketing and financial resources. Price competition in the staffing industry is intense and pricing pressures from competitors and customers are increasing. Resolve expects that the level of competition will remain high in the future, which could limit its ability to maintain or increase its market share or profitability.

Unless we find a new working capital funding source, we risk losing employees, customers and workers’ compensation coverage

We pay our flexible staffing employees on a weekly basis. However, on average, we receive payment for these services from our customers 30 to 60 days after the date of invoice. As we establish or acquire new offices, or as we expand existing offices, we will have increasing requirements for cash to fund these payroll obligations. Our primary sources of working capital funds for payroll related and workers' compensation expenditures have been loans or private placements of securities to individuals, including certain of our shareholders. If we do not obtain an institutional financing source and we are unable to secure alternative financing on acceptable terms, we will lose employees, customers, and may be unable to pay payroll related premiums.

 Government regulations may result in prohibition or restriction of certain types of employment services or the imposition of additional licensing or tax requirements that may reduce Resolve’s future earnings.

The temporary employment industry is heavily regulated. Within the United States, wherein the Company now operates, Resolve operates may have to adjust to:

•	additional regulations that prohibit or restrict the types of employment services that Resolve currently provides;

•	the imposition of new or additional benefit requirements;

•	requirements that require Resolve to obtain additional licensing to provide staffing services; or

•	Increases in taxes, such as sales or value-added taxes, payable by the providers of staffing services.

Any future regulations may have a material adverse effect on Resolve’s financial condition, results of operations and liquidity because they may make it more difficult or expensive for Resolve to continue to provide staffing services .

Resolve’s acquisition strategy may have a material adverse effect on its business due to unexpected or underestimated costs.

Resolve has completed a series of acquisitions during 2005-2006 of smaller and less capitalized temporary staffing services competitors and its current plan is to continue with this acquisition strategy in the future although no assurance or guaranty can be given that Resolve will make further acquisitions. Resolve’s acquisition strategy involves significant risks, including:

•	difficulties in the assimilation of the operations, services and corporate culture of acquired companies;

•	over-valuation by Resolve of acquired companies;

•	insufficient indemnification from the selling parties for legal liabilities incurred by the acquired companies prior to the acquisitions; and

•	diversion of management’s attention from other business concerns.

These risks could have a material adverse effect on Resolve’s business because they may result in substantial costs to Resolve and disrupt Resolve’s business. In addition, future acquisitions could materially adversely affect Resolve’s business, financial condition, results of operations and liquidity because they would likely result in the incurrence of additional debt or dilution, contingent liabilities, an increase in interest expense and amortization expenses related to separately identified intangible assets. Possible impairment losses on goodwill and restructuring charges could also occur.

Intense competition may limit Resolve’s ability to attract, train and retain the qualified personnel necessary for Resolve to meet its customers’ staffing needs.

Resolve depends on its ability to attract and retain qualified temporary personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. Resolve must continually evaluate and upgrade its base of available qualified personnel through recruiting and training programs to keep pace with changing client needs and emerging technologies. Competition for individuals with proven professional skills, particularly employees with accounting and technological skills, is intense, and Resolve expects demand for such individuals to remain very strong for the foreseeable future. Qualified personnel may not be available to Resolve in sufficient numbers and on terms of employment acceptable to Resolve. Developing and implementing training programs require significant expenditures and may not result in the trainees developing effective or adequate skills. Resolve may not be able to develop training programs to respond to its clients’ changing needs or retain employees whom it has trained. The failure to recruit, train and retain qualified temporary employees could materially adversely affect Resolve’s business because it may result in an inability to meet its customers’ staffing needs.

Resolve may be exposed to employment-related claims and costs and other litigation that could materially adversely affect its business, financial condition and results of operations.

Resolve is in the business of employing people and placing them in the workplaces of other businesses. Risks relating to these activities include:

•	claims of misconduct or negligence on the part of Resolve’s employees;

•	claims by Resolve’s employees of discrimination or harassment directed at them, including claims relating to actions of its clients;

•	claims related to the employment of illegal aliens or unlicensed personnel;

•	payment of workers’ compensation claims and other similar claims;

•	violations of wage and hour requirements;

•	retroactive entitlement to employee benefits;

•	errors and omissions of Resolve’s temporary employees, particularly in the case of professionals, such as accountants; and

•	claims by Resolve’s clients relating to its employees’ misuse of client proprietary information, misappropriation of funds, other criminal activity or torts or other similar claims.

Resolve may incur fines and other losses or negative publicity with respect to these problems. In addition, some or all of these claims may give rise to litigation, which could be time-consuming to its management team and costly and could have a negative impact on its business. Resolve cannot assure you that it will not experience these problems in the future or that its insurance will be sufficient in amount or scope to cover any of these types of liabilities.

Resolve cannot assure you that its insurance will cover all claims that may be asserted against it. Should the ultimate judgments or settlements exceed its insurance coverage, they could have a material effect on Resolve’s results of operations, financial position and cash flows. Resolve also cannot assure you that it will be able to obtain appropriate types or levels of insurance in the future or that adequate replacement policies will be available on acceptable terms, if at all.

If Resolve loses its key personnel, then its business may suffer.

Resolve’s operations are dependent on the continued efforts of its officers and executive management. In addition, Resolve is dependent on the performance and productivity of its local managers and field personnel. Resolve’s ability to attract and retain business is significantly affected by local relationships and the quality of service rendered. The loss of those key officers and members of executive management who have acquired significant experience in operating a staffing service may cause a significant disruption to Resolve’s business. Moreover, the loss of Resolve’s key managers and field personnel may jeopardize existing client relationships with businesses that continue to use its staffing services based upon past relationships with these local managers and field personnel. The loss of such key personnel could materially adversely affect Resolve’s operations, because it may result in an inability to establish and maintain client relationships and otherwise operate its business.

The price of Resolve’s common stock may fluctuate significantly, which may result in losses for investors.

The market price for Resolve’s common stock has been and may continue to be volatile. For example, during the fiscal year ended December 31, 2006, the prices of Resolve’s common stock as reported on the OTCBB ranged from a high of $3.26 to a low of $.09. Resolve’s stock price can fluctuate as a result of a variety of factors, including factors listed in these “Risk Factors” and others, many of which are beyond Resolve’s control. These factors include:

•	actual or anticipated variations in Resolve’s quarterly operating results;

•	announcement of new services by Resolve or Resolve’s competitors;

•	announcements relating to strategic relationships or acquisitions;

•	changes in financial estimates or other statements by securities analysts; and

•	changes in general economic conditions.

Because of this volatility, Resolve may fail to meet the expectations of its shareholders or the public marketplace, and its stock price could decline as a result.

Because we do not intend to pay any cash dividends on our common stock, our Shareholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Unless we pay dividends, our Shareholders will not be able to receive a return on their shares unless they sell them. There is no assurance that Shareholders will be able to sell shares when desired or that when they chose to do so, that they will receive a return on their investment in the Common Stock.

Risks Related to this Offering

We are controlled by a limited number of Shareholders, which will limit your ability to influence key decisions.

     Immediately after this offering, our executive officers and directors will, in the aggregate, beneficially own 62.34% of the issued and outstanding shares of our Common Stock, assuming all Warrants are fully exercised and assuming that we complete the offer and sale of Common Stock on a continuous or delayed basis. As a result, these Shareholders will have the ability to exercise substantial control over our affairs and corporate actions requiring shareholder approval, including electing and removing directors, selling all or substantially all of our assets, merging with another entity or amending our articles of incorporation. This de facto control could be disadvantageous to our other Shareholders with interests that differ from those of the control group, if these Shareholders vote together. For example, the control group could delay, deter or prevent a change in control even if a transaction of that sort would benefit the other Shareholders. In addition, concentration of ownership could adversely affect the price that investors might be willing to pay in the future for our securities.

As a public company, our administrative costs will be significantly higher than they are now, which will make it more difficult for us to be profitable and cash flow positive. Difficulties in complying with the Sarbanes-Oxley Act and other legal and accounting requirements applicable to public companies could affect our market value.

     As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Commission, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Expenses as a result of our being a public company include additional amounts for legal and accounting services, transfer agent fees, additional insurance costs, printing and filing fees and fees for investor and public relations.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the Warrants.

     In order for you to be able to exercise the Warrants which are now outstanding, the underlying shares of Common Stock must be covered by an effective registration statement and qualify for an exemption under the securities laws of the state in which you live. We cannot assure you that we will continue to maintain a current registration statement relating to the offer and sale of the Common Stock underlying the Warrants, or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on the market price of our Common Stock.

Future sales or the potential for sale of a substantial number of shares of our Common Stock could cause the trading price of our Common Stock to decline and could impair our ability to raise capital through subsequent equity offerings.

     Sales of a substantial number of shares of our Common Stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. Once this offering is completed, we will have 18,792,741 shares of Common Stock issued and outstanding and will have approximately an additional 5,000,000 million shares of Common Stock reserved for future issuance as follows:

•	2,000,000 shares in the aggregate underlying the Warrants; and

•	3,000,000 shares reserved for issuance under our plan to offer Common Stock to the public on a delayed and continuous basis.

     The Common Stock included in the number of shares to be sold in this offering as well as the Common Stock underlying the Warrants, other than those shares held by “affiliates,” as defined by the rules and regulations promulgated under the Securities Act will be freely tradable without restriction.

The existence of outstanding options and warrants may impair our ability to obtain additional equity financing.

     The existence of outstanding options and warrants may adversely affect the terms at which we could obtain additional equity financing. The holders of these options and warrants have the opportunity to profit from a rise in the value or market price of our Common Stock and to exercise them at a time when we could obtain equity capital on more favorable terms than those contained in these securities.

Management has broad discretion over the use of proceeds from this offering. We may use the proceeds of this offering in ways that do not improve our operating results or the market value of our securities.

     We will have broad discretion in determining the specific uses of the proceeds from the sale of the Common Stock. While we have general expectations as to the allocation of the net proceeds of this offering, that allocation may change in response to a variety of unanticipated events, such as differences between our expected and actual revenues from operations or availability of commercial financing opportunities, unexpected expenses or expense overruns or unanticipated opportunities requiring cash expenditures. We will also have significant flexibility as to the timing and the use of the proceeds. As a result, investors will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. You will rely on the judgment of our management with only limited information about their specific intentions regarding the use of proceeds. We may spend most of the proceeds of this offering in ways with which you may not agree. If we fail to apply these funds effectively, our business, results of operations and financial condition may be materially and adversely affected.

We may issue shares of preferred stock in the future, which could depress the price of our stock.

     Our corporate charter authorizes us to issue shares of “blank check” preferred stock. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, the rights of the holders of our Common Stock and other securities could be impaired thereby, including, without limitation, with respect to liquidation.

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our corporate charter authorizes the issuance of 50,000,000 shares of Common Stock. The future issuance of Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing shareholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our Common Stock.

The future issuance of all or part of our remaining authorized but currently unissued Common Stock in connection with an acquisition may result in substantial dilution in the percentage of our Common Stock held by our then existing shareholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might cause the price of our Common Stock to decline.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

     The offering price for the Common Stock is substantially higher than the pro forma net tangible book value per share of our outstanding Common Stock. As a result, investors purchasing our Common Stock in this offering may incur immediate dilution of $2.19 per share or 73%, based on an assumed offering price of $3.00 per share. As a result of this dilution, investors purchasing Common Stock from us will have contributed 55% of the total amount invested with us but will own only 20.7% of our outstanding Common Stock. In addition, the exercise of outstanding options and warrants and future equity issuances may result in further dilution to investors and current Shareholders.

The timing and amount of capital requirements are not entirely within our control and cannot accurately be predicted and as a result, we may not be able to raise capital in time to satisfy our needs.

If capital is required, we may require financing sooner than anticipated. We have no commitments for financing, and we cannot be sure that any financing would be available in a timely manner, on terms acceptable to us, or at all. Further, any equity financing could reduce ownership of existing Shareholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters. If we were unable to obtain financing as needed, we could become insolvent and be subject to bankruptcy proceedings.

We may not be able to raise sufficient capital or generate adequate revenue to meet our obligations and fund our operating expenses.

Failure to raise adequate capital and generate adequate sales revenues to meet our obligations and develop and sustain our operations could result in our having to curtail or cease operations. Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from operations.

Our Common Stock is subject to the "Penny Stock" Rules of the Commission and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We require additional capital to fund our current operations and to make acquisitions. We may have to curtail our business if we can not find adequate funding

The expansion and development of our business will require significant additional capital, which we may be unable to obtain on suitable terms, or at all. We currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing. If we are unable to obtain adequate funding on suitable terms, or at all, we may have to delay, reduce or eliminate some or all of our advertising, marketing, acquisition activity, general operations or any other initiatives.

There are a large number of shares underlying our Warrants that may be available for future sale and the sale of these shares may cause the price of our stock to drop

As of January 9, 2007, we had 18,792,741 shares of Common Stock issued and outstanding, which excludes 400,000 shares held in escrow as described in Note E to the accompanying financial statements. We also have 2,843,820 shares issuable upon exercise of the Warrants, which includes the Warrants granted to acquire 2,000,000 shares of Company Stock which was granted on October 1, 2006 and 843,820 outstanding stock warrants which are due to expire on June 30, 2007. The sale of these shares of Common Stock may cause the market price of our stock to drop. The issuance of shares upon conversion or exercise of the Warrants may result in substantial dilution to the interests of other Shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited, to statements concerning:

•	the anticipated benefits and risks associated with our business strategy;

•	our future operating results and the future value of our Common Stock;

•	the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets;

•	our ability to attract customers in a cost-efficient manner;

•	our ability to attract and retain qualified management personnel;

•	potential government regulation;

•	our future capital requirements and our ability to satisfy our capital needs;

•	the anticipated use of the proceeds realized from this offering;

•	the potential for additional issuances of our securities;

•	the possibility of future acquisitions of businesses or assets.

Furthermore, in some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We are registering 3,000,000 shares of our Common Stock pursuant to the registration rights granted to the Selling Shareholders in our September 26, 2006 private placement. The Company will not receive any part of the proceeds of the resale of the 1,000,000 shares of Common Stock currently held by the Selling Shareholders, nor will the Company receive any of the proceeds of the resale of any Common Stock received by the Selling Shareholders to the extent that they exercise their Warrants to purchase additional Common Stock. However, the Company will receive the exercise price for the exercise of the Warrants. The proceeds of the sale of the 5,000,000 shares of Common Stock registered in this offering, based on the assumptions set forth below, will be received by the Company and allocated as follows:

     The principal purposes of this offering are to provide us with capital that will allow us:

•	to implement expansion of additional products and services;

•	for recruitment of new customers to expand our growth and revenue;

•	to continue the Company’s growth strategy through selected acquisition opportunities;

•	to pay existing debt; and

•	to increase working capital.

         Assuming a public offering price of $3.00 per share for the shares of Common Stock being offered on a delayed or continuous basis, considering the exercise price of the Warrants that are outstanding, after deducting the estimated expenses of this offering, and other estimated offering expenses of $46,000, we estimate that the net proceeds to us from this offering will be approximately $13,954,000. On the basis of these assumptions, we anticipate the net proceeds of the offering to be allocated as follows:

Use of Proceeds	Approximate Amount	Approximate Percentage

Acquisition Opportunities	$5,000,000	35.83%
Repayment of existing debt	5,000,000	35.83%
Working Capital	3,954,000	28.34%
Total	$13,954,000	100.00%

DETERMINATION OF OFFERING PRICE

The offering price has no relationship to any established criteria of value, such as book value or earnings per share. No valuation or appraisal has been prepared for our business and potential business expansion. The offering price was determined arbitrarily.

The Company’s common stock is traded on the OTCBB market under the symbol "RSFF." The OTCBB is maintained by the National Association of Securities Dealers, Inc. (“NASD”) and is a electronic medium consisting of a network of securities dealers who buy and sell stocks. The following table sets forth the high and low bid prices per share of our Common Stock during the Company’s three most recent fiscal years. These prices may represent inter-dealer quotations without retail markups, markdowns, or commissions and may not necessarily represent actual transactions.

	Low	High
Fiscal Year ended December 31, 2006
First Quarter	$1.38	$2.85
Second Quarter	$1.60	$2.25
Third Quarter	$0.90	$1.98
Fourth Quarter (N/A)	$1.60	$3.26

Fiscal Year ended December 31, 2005
First Quarter	$.50	$.75
Second Quarter	.45	1.01
Third Quarter	$0.50	$1.05
Fourth Quarter	$.63	$1.46

DILUTION

     If you purchase shares in this offering, your interest will be diluted to the extent of the excess of the public offering price per share of Common Stock over the as adjusted net tangible book value per share of Common Stock after this offering. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of Common Stock outstanding. For purposes of the dilution computation and the following tables, we have allocated the exercise price of the shares of Common Stock being purchased upon exercise of the Warrants and no consideration for the Warrants.

     At September 30, 2006, we had a pro forma net tangible book value of approximately $5,511,789, or approximately $0.29 per share based on a weighted average of 19,158,613 shares issued and outstanding on a pro forma basis. After taking into account the estimated net proceeds from this offering of $13,954,000, our net tangible book value at September 30, 2006 would have been approximately $19,465,789, or $0.81 per share. This represents an immediate increase of $0.52 per share to existing Shareholders and immediate dilution of $2.19 per share, or 73%, to the new investors who purchase Common Stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$3.00
Net tangible book value per share at September 30, 2006	$5,511,789
Increase in net tangible book value per share attributable to new investors	$13,954,000
Net tangible book value per share after the offering	$0.81
Dilution per share to new investors	$2.19

     The following table summarizes as of December 31, 2006 the differences between the existing shareholders and the new investors with respect to the number of shares purchased, the total consideration paid and the average price per share paid:

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage	Average Price Per Share
Founders, executive officers and directors	14,422,634	60.62%	808,746	4.96%	0.06
Other existing shareholders	4,370,107	18.37%	1,500,000	9.20%	0.34
New Investors	5,000,000	21.01%	14,000,000	85.84%	2.80
Total	23,792,741	100.00%	16,308,746	100.00%	0.69

DIVIDEND POLICY

Holders of the Common Stock are entitled to dividends when, as and if declared by our Board of Directors out of funds legally available therefore. We have never declared or paid any cash dividends and currently do not intend to pay cash dividends in the foreseeable future on our shares of Common Stock. We intend to retain earnings, if any, to finance the development and expansion of our business. Payment of future dividends on our Common Stock will be subject to the discretion of our Board of Directors and will be contingent on future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends on our Common Stock will ever be paid.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2006:

●	on an actual basis;

●
on a pro forma as adjusted basis to give effect to the sale of 3,000,000 shares of our Common Stock offered by us in this offering at an assumed public offering price of $2.96 per share, the closing sale price per share of our Common Stock as reported on the OTCBB on January 31, 2007, after deducting estimated offering expenses payable by us; and on a pro forma as adjusted basis to give effect to the sale of 2,000,000 shares of our Common Stock offered by us in this offering at the exercise price set forth in the Warrants which are exercisable for the purchase of Common Stock underlying the Warrants.

    You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Common Stock,” and our consolidated financial statements and related notes which are included elsewhere in this prospectus.

	As of September 30, 2006
		Pro Forma	Pro Forma
	Actual	Before Offering	as Adjusted

Long-term debt, including current portion and capital leases (1)	$7,257,443		$7,257,443
Stockholders' equity:
Common Stock, par value $0.0001 per share, 50,000,000 shares authorized, 15,856,055 shares issued and outstanding, actual; 50,000,000 shares authorized, 20,856,055 shares issued and outstanding, pro forma as adjusted	1,585	500	2,085
Additional paid-in capital	2,307,161	13,953,500	16,260,661
Accumulated deficit	(898,656)		(898,656)
Total stockholders' equity	$1,410,090	$13,954,000	$15,364,090
Total capitalization	$8,667,533	$13,954,000	$22,621,533

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the OTCBB or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

Upon the Company being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Shareholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the Common Stock will be paid by the Selling Shareholders and/or the purchasers. Each Selling Shareholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Shareholder’s business and, at the time of its purchase of such securities such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Shareholder that it may not use shares registered on this registration statement to cover short sales of Common Stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If a Selling Shareholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M as applicable to such Selling Shareholders in connection with resales of their respective shares under this registration statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents selected consolidated financial and other data as of and for the periods indicated. You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes.

Statement of Operations Data

	Nine Months Ended September 30,		Year Ended December 31
	2006	2005	2005	2004	2003
Sales	$88,778,862	$17,013,714	$31,138,212	$4,284,006	$1,105,798
Income from Operations	1,097,279	(136,384)	(222,182)	(42,744)	(370,324)
Net Income	500,561	(273,401)	(488,322)	(55,904)	(386,573)
Net Income Per common share	$0.03	($0.02)	($0.03)	$0.00	($0.34)

Balance Sheet Data

	September 30,	December 31,
	2006	2005	2004	2003
Current Assets	$16,498,310	$6,969,150	$2,164,434	$137,705
Property plant and equipment, net	796,413	601,261	149,956	24,293
Other Assets	10,673,375	6,926,662	640,000	0
Total Assets	27,968,098	14,497,073	2,954,390	161,998
Current Liabilities	19,300,565	4,623,595	2,480,731	328,251
Long term Liabilities	7,257,443	10,083,698	393,556	0
Shareholders Equity	1,410,090	(210,220)	80,103	(166,253)
Total Liabilities and Equity	$27,968,098	$14,497,073	$2,954,390	161,998

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes, which appear elsewhere in this prospectus. It contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Overview

The Company entered into a reverse acquisition transaction between ELS Personnel Services, Inc. (“ELS”) and Resolve Staffing, Inc. on February 7, 2005. Prior period amounts presented in the consolidated balance sheets, statements of operations and cash flows reflect the balances of ELS only as ELS is deemed to be the acquirer for accounting purposes.

Results of Operations

COMPARISON OF CONSOLIDATED OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005.

     Our net income increased from $69,374 for the three months ended September 30, 2005 to $903,841, an $834,467 increase for three months ended September 30, 2006. A discussion of our results of operations is as follows:

Revenues for three months ended September 30, 2005 compared to 2006 increased from $8,913,453 to $43,703,819 or a 390% increase. This increase is attributable to several acquisitions Resolve has completed. In addition, Resolve has opened several new locations and created additional organic growth. As of September 30, 2006, Resolve operated approximately 67 staffing locations throughout the United States.

Our cost of services increased from $7,373,319 for the three months ended September 30, 2005 to $38,268,759 for the three months ended September 30, 2006. This increase was largely due to the increased revenues as noted above. However, as a percentage of revenue, our cost of services increased from 82.7% in 2005 to 87.6% in 2006. This increase in our cost of sales is attributable to changes in our sales mix. In addition to standard staffing services, Resolve also offers human resource outsourcing services, such as payroll processing. While our staffing margins continue to remain constant, the increase in revenues attributable to payroll processing, which has lower margins, causes our costs of sales to increase, as a percent of sales. We expect our gross profit margins for staffing services to increase, as a percent of sales, in the future as we continue to grow our business in higher margin areas such as the truck driver and medical staffing market niches. However, as we continue to increase revenues from other services, such as payroll processing, we expect overall gross margins to continue to fluctuate.

Resolve expects to see continuing improvement in operating results as both existing acquisitions and organic growth are integrated over the remainder of the year. We expect to have a competitive advantage by offering a turnkey Human Resource Outsourcing (HRO) product line. This competitive advantage should enable Resolve to significantly increase its business opportunities with both existing customers and in new markets. Resolve expects this favorable trend to be realized in the later part of 2006 as the acquisitions are consolidated and synergies are realized.

Selling, General and Administrative expenses (“SG&A”) have increased from $1,437,002 for the three months ended September 30, 2005 to $4,252,762 for the three months ended September 30, 2006. This increase is attributable to our aggressive growth through acquisitions and opening of new locations. Resolve has grown into a national provider of staffing services with approximately 67 offices from coast to coast. This increase in SG&A expenses includes marketing, salaries, rents, and various other expenses associated with these locations, as well as corporate overhead and infrastructure to support the locations. These costs have decreased from approximately 16.1% to 9.7% as a percent of Sales. This decrease is attributable to the relatively fixed nature of some of the expenses. SG&A also includes non cash related items such as amortization of non-compete agreements and depreciation.

Interest expense increased from $33,758 for the three months ended September 30, 2005 to $278,457 for the three months ended September 30, 2006. The increase is attributable to increase debt obligations related to our aggressive acquisition strategy. A majority of our debt is through affiliated parties, including Ron Heineman and ELS, Inc. This is discussed in detail in the footnotes to our financial statements.

No provision for income taxes have been reflected or recorded on these financial statements. We incurred a net income of $903,841 for the three months ended September 30, 2006 as a result of the matters discussed above. This represents an $834,467 increase in operating profit from the three months ended September 30, 2005. Losses to date may be used to offset future taxable income, assuming the Company becomes profitable.

Resolve has historically experienced fluctuations in its quarterly operating results and expects such fluctuations to continue in the future. The Company's operating results may fluctuate due to a number of factors such as seasonality, wage limits on statutory payroll taxes, workers' compensation, demand and competition for the Company's services and the effect of acquisitions. The Company's revenue levels may fluctuate from quarter to quarter primarily due to the impact of seasonality in the staffing industry. As a result, the Company may have greater revenues and net income in the third and fourth quarters of its fiscal year. Payroll taxes and benefits fluctuate with the level of direct payroll costs, but tend to represent a smaller percentage of revenues and direct payroll later in the Company's fiscal year as federal and state statutory wage limits for unemployment and social security taxes are exceeded by some employees. Workers' compensation expense varies with both the frequency and severity of workplace injury claims reported during a quarter and the estimated future costs of such claims. Adverse loss development of prior period claims during a subsequent quarter may also contribute to the volatility in the Company's estimated workers' compensation expense.

Liquidity and Capital Resources

As reflected in the accompanying financial statements, the Company has a net working capital deficit and a Shareholders’ equity of $2,802,255 and $1,410,090, respectively, as of September 30, 2006. While the Company has achieved profitability, we have incurred substantial losses and have been dependent upon the financial support of Shareholders, management, other related parties and banks.

Management has successfully obtained additional financial resources, which the Company believes will support operations.. These financial resources include financing from both related and non-related third parties, as discussed in the footnotes to the financial statements. There can be no assurance that management will be successful in these efforts. The financial statements do not reflect any adjustments that may arise as a result of this uncertainty.

Our average monthly revenue for the third quarter of 2005 was $2,971,151, and has increased to a monthly average of $14,567,940 for the third quarter of 2006.

We expect our operating expenses to continue to increase as we attempt to build our brand and expand our customer base. We hope our expenses will be funded from operations and short-term loans from officers, shareholders or others; however, our operations may not provide such funds and we may not be able obtain short-term loans from officers, shareholders or others. Our officers and shareholders are under no obligation to provide additional loans to the company.

COMPARISON OF CONSOLIDATED OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005.

Our net income increased from a loss of $273,401 for the nine months ended September 30, 2005 to a net income of $500,561 or a $773,962 increase for the nine months ended September 30, 2006. A discussion of our results of operations is as follows:

Revenues for nine months ended September 30, 2005 compared to 2006 increased from $17,013,714 to $88,778,862 or a 422% increase. This increase is attributable to several acquisitions Resolve has completed. In addition, Resolve has opened several new locations and created additional organic growth. As of September 30, 2006, Resolve operated approximately 67 staffing locations throughout the United States.

Our cost of services increased from $13,883,111 for the nine months ended September 30, 2005 to $75,718,957 for the nine months ended September 30, 2006. This increase was largely due to the increased revenues as noted above. However, as a percentage of revenue, our cost of services increased from 81.6% in 2005 to 85.3% in 2006. This increase in our cost of sales is attributable to changes in our sales mix. In addition to standard staffing services, Resolve also offers human resource outsourcing services, such as payroll processing. While our staffing margins continue to remain constant, the increase in revenues attributable to payroll processing, which has lower margins, causes our costs of sales to increase, as a percent of sales. We expect our gross profit margins for staffing services to increase, as a percent of sales, in the future as we continue to grow our business in higher margin areas such as the truck driver and medical staffing market niches. However, as we continue to increase revenues from other services, such as payroll processing, we expect overall gross margins to continue to fluctuate.

Resolve expects to see continuing improvement in operating results as both existing acquisitions and organic growth are integrated over the remainder of the year. We expect to have a competitive advantage by offering a turnkey Human Resource Outsourcing (HRO) product line. This competitive advantage should enable Resolve to significantly increase its business opportunities with both existing customers and in new markets. Resolve expects this favorable trend to be realized in the later part of 2006 as the acquisitions are consolidated and synergies are realized.

Selling, General and Administrative expenses (“SG&A” or “Operating expenses”) have increased from $3,266,987 for the nine months ended September 30, 2005 to $11,962,626 for the nine months ended September 30, 2006. This increase is attributable to our aggressive growth through acquisitions and opening of new locations. Resolve has grown into a national provider of staffing services with approximately 67 offices from coast to coast as of September, 30, 2005. This increase in SG&A expenses includes marketing, salaries, rents, and various other expenses associated with these locations, as well as corporate overhead and infrastructure to support the locations. These costs have decreased from approximately 19% to 13% as a percent of Sales. This decrease is attributable to the relatively fixed nature of some of the expenses. SG&A also includes non cash related items such as amortization of non-compete agreements and depreciation.

Interest expense increased from $137,017 for the nine months ended September 30, 2005 to $596,718 for the nine months ended September 30, 2006. The increase is attributable to increase debt obligations related to our aggressive acquisition strategy. A majority of our debt is through affiliated parties, including Ron Heineman and ELS, Inc. This is discussed in detail in the footnotes to our consolidated financial statements.

No provision for income taxes have been reflected or recorded on these financial statements. We recognized a net income of $500,561 for the nine months ended September 30, 2006 as a result of the matters discussed above. This represents a $773,962 increase in net income from the nine months ended September 30, 2005. Losses to date may be used to offset future taxable income, assuming the Company becomes profitable.

Resolve has historically experienced fluctuations in its quarterly operating results and expects such fluctuations to continue in the future. The Company's operating results may fluctuate due to a number of factors such as seasonality, wage limits on statutory payroll taxes, workers' compensation, demand and competition for the Company's services and the effect of acquisitions. The Company's revenue levels may fluctuate from quarter to quarter primarily due to the impact of seasonality in the staffing industry. As a result, the Company may have greater revenues and net income in the third and fourth quarters of its fiscal year. Payroll taxes and benefits fluctuate with the level of direct payroll costs, but tend to represent a smaller percentage of revenues and direct payroll later in the Company's fiscal year as federal and state statutory wage limits for unemployment and social security taxes are exceeded by some employees. Workers' compensation expense varies with both the frequency and severity of workplace injury claims reported during a quarter and the estimated future costs of such claims. Adverse loss development of prior period claims during a subsequent quarter may also contribute to the volatility in the Company's estimated workers' compensation expense.

Liquidity and Capital Resources

As reflected in the accompanying financial statements, the Company has a net working deficit and a Shareholders’ equity of $2,802,255 and $1,410,090, respectively, as of September 30, 2006. While the Company has achieved profitability, we have incurred substantial losses and have been dependent upon the financial support of Shareholders, management, other related parties and banks.

Management has successfully obtained additional financial resources, which the Company believes will support operations until profitability can be achieved. These financial resources include financing from both related and non-related third parties, as discussed in the footnotes to the financial statements. There can be no assurance that management will be successful in these efforts. The financial statements do not reflect any adjustments that may arise as a result of this uncertainty.

For the nine months ended September 30, 2006 we recognized a net income of $500,561. Our expenses include $665,735 for depreciation, amortization, and a change in allowance for doubtful accounts and did not represent the use of cash. The expenses also include $119,749 for stock-based compensation and did not represent the use of cash. Changes in accounts receivable, prepaid and other expenses, offset by increases in accounts payable, payroll, salary, and other accruals brought the total cash used by operations to $3,827,426.

Our average monthly revenue for the first nine months of 2005 was $1,890,413, and has increased to a monthly average of $9,864,318 for the first nine months of 2006.

We expect our operating expenses to continue to increase as we attempt to build our brand and expand our customer base. We hope our expenses will be funded from operations and short-term loans from officers, shareholders or others; however, our operations may not provide such funds and we may not be able obtain short-term loans from officers, shareholders or others. Our officers and shareholders are under no obligation to provide additional loans to the company.

COMPARISON OF CONSOLIDATED OPERATIONS FOR YEAR ENDED DECEMBER 31, 2005 TO YEAR ENDED DECEMBER 31, 2004.

Service revenues for the year ended December 31, 2004 compared to 2005 increased from $4,284,006 to $31,138,212, a 627% increase, reflecting an increase in business recovery and our aggressive acquisition and marketing efforts. This growth is also attributable to both growth through acquisition and growth with our existing clients as well as expanding our customer base.

Cost of services increased from $3,567,164 in 2004 to $25,356,038, in 2005, an increase of 611% from the prior year. This increase is attributable to our aggressive sales growth and acquisitions. Our gross margin increased, as a percent of sales, from approximately 17% to approximately 19%. We expect our gross profit margins to increase, as a percent of sales, in the future as we continue to grow our business in higher margin areas such as the truck driver and medical staffing market niches.

Selling, General and Administrative expenses (“SG&A”) have increased from $759,586 in 2004 to $6,004,356 in 2005. This increase is attributable to our aggressive growth through acquisitions. Resolve has grown into a national provider of staffing services with approximately 52 offices. This increase in SG&A expenses includes marketing, salaries, rents, and various other expenses associated with these locations. These costs have increased from approximately 18% to 19% as a percent of Sales. This increase is attributable to the continued development of our infrastructure to support our growth and as a result of non cash related Amortization of Non Compete Agreements and depreciation.

Interest expense increased from $13,160 in 2004 to $266,140 in 2005. The increase is attributable to increase debt obligations related to our aggressive acquisition strategy. A majority of our debt is through affiliated parties, including Ron Heineman and ELS, Inc. This is discussed in detail in the footnotes to our financial statements.

No provision for income taxes have been reflected or recorded on these financial statements. We incurred a net loss of $488,322 for the year ended December 31, 2005 as a result of the matters discussed above. This represents a $432,418 increase in operating loss from 2004. Losses to date may be used to offset future taxable income, assuming the Company becomes profitable.

LIQUIDITY AND CAPITAL RESOURCES

As reflected in the accompanying financial statements, the Company has a net working capital balance of $2,345,555 and a stockholder’s deficit of $210,220, as of December 31, 2005. Prior to the third quarter of 2005, the Company had incurred losses and has been dependent upon the financial support of Shareholders, management and other related parties.

For the year ended December 31, 2005 we incurred a net loss of $488,322. Of this loss, $314,525 did not represent the use of cash. Non-cash expenditures consisted of depreciation of $71,586, stock issuances for services provided to the Company of $58,000, increase in allowance for doubtful accounts of $78,022, and amortization of non compete agreements of $106,917. Changes in accounts receivable, prepaid and other expenses, and bank overdraft, along with decreases in accounts payable, payroll, salary, and other accruals brought the total cash used by operations to $3,691,110. Additionally we used $172,517 to purchase computer equipment, software and office equipment during this period.

Management has successfully obtained additional financial resources, which the Company believes will support operations. These financial resources include financing from both related and non-related third parties, are discussed in the accompanying footnotes to the financial statements. There can be no assurance that management will be successful in continuing operations without additional financing efforts. The financial statements do not reflect any adjustments that may arise as a result of this uncertainty.

The Company expects its operating expenses to increase significantly in the near future as the Company attempts to build its brand and expand itsr customer base. The Company hopes our expenses will be funded from operations and short-term loans from officers, shareholders or others; however, the Company’s operations may not provide such funds and the Company may not be able to obtain short-term loans from officers, shareholders or others. The Company’s officers and shareholders are under no obligation to provide additional loans to the Company.

Off Balance Sheet Arrangements

Depending on certain goals and performance milestones to be achieved, the Company has the following off balance sheet arrangements which are the result of the various acquisitions described previously.

•	The Arnold Group - Based on sales targets, the prior owners may receive contingent performance payments not to exceed $125,000 through May 31, 2007.
•	Taylor Personnel Services, Inc. - Based on sales targets, the prior owners may receive contingent performance payments not to exceed $80,000 through May 31, 2007.
•
QRD International, Inc. dba Delta Staffing - Based on gross profit targets, the prior owners may receive contingent performance payments of up to approximately $150,000 through September 11, 2006, and $75,000 through September 11, 2007.

•
Midwest Staffing, Inc. - Based on pre-tax profit targets, the prior owners may receive contingent performance payments not to exceed $75,000 through September 27, 2006 and approximately $75,000 through September 27, 2007.

•	Star Personnel Services of Kentucky, LLC. - Based on sales targets, the prior owners may receive contingent performance payments not to exceed $50,000 through December 31, 2006.
•	Project Solvers, Inc. - Based on pre-tax profit targets, the prior owners may receive contingent performance payments not to exceed $200,000 through October 25, 2008.
•	Pro Care Medical Staffing, LLC. - Based on pre-tax targets the prior owners may receive contingent performance payments not to exceed $ 650,000 in total through November 9, 2007.
•
Big Sky Travel Nurses, Inc. - Based on pre- tax profit targets, the prior owners may receive contingent performance payments of up to approximately $15,000 through November 27, 2006 and $15,000 through November 27, 2007.

•	Assisted Staffing, Inc. - Based on pre- tax profit targets, the prior owners may receive contingent performance payments of up to approximately $25,000 through December 10, 2007.
•	Pagnard Enterprises Inc. - Based on sales targets, the prior owners may receive contingent performance payments of up to approximately $150,000 through February 15, 2008.
•
Driver’s Plus, Inc. - Based on pre- tax profit targets, the prior owners may receive contingent performance payments of up to approximately $10,000 through December 26, 2006, and $10,000 through December 26, 2007.

•	StaffPro, LLC. - Based on sales targets, the prior owners may receive contingent performance payments of approximately $25,000 through December 29, 2006.

The following off balance sheet arrangements are based on transactions completed after December 31, 2005.

•	R & R Staffing Services, Inc. - Based on gross profit targets, the prior owners may receive contingent performance payments of up to approximately $350,000 through January 5, 2007.
•	Ready Nurse, LLC. - Based on pre- tax profit targets, the prior owners may receive contingent performance payments of up to approximately $10,000 through March 5, 2008.

DESCRIPTION OF BUSINESS

About Us

Resolve Staffing, Inc., headquartered in Cincinnati, Ohio, is a national provider of outsourced human resource services with approximately 74 offices reaching from California to New York. Resolve provides a full range of supplemental staffing and outsourced solutions, including solutions for temporary, temporary-to-hire, or direct hire staffing in the medical, truck driver, clerical, office administration, customer service, professional and light industrial categories.

Our Business

Resolve Staffing focuses on meting our clients' flexible staffing needs, targeting opportunities in a fragmented; growing market that we believe has been under-served by large, full-service staffing companies. Significant benefits to clients include providing the ability to outsource the recruiting and many logistical aspects of their staffing needs, as well as converting the fixed cost of employees to the variable cost of outsourced services. A summary of our Payroll Administration Services and Aggregation of Statutory and Non-Statutory Employee Benefits Services are as follows:

•
Payroll Administration Services - We assume responsibility for our employees for payroll and attendant record-keeping, payroll tax deposits, payroll tax reporting, and all federal, state, payroll tax reports (including 941s, 940s, W-2s, W-3s, W-4s and W-5s), state unemployment taxes, employee file maintenance, unemployment claims and monitoring and responding to changing regulatory requirements.

•
Aggregation of Statutory and Non-Statutory Employee Benefits Services - We provide workers' compensation and unemployment insurance to our service employees. Workers' compensation is a state-mandated comprehensive insurance program that requires employers to fund medical expenses, lost wages, and other costs that result from work related injuries and illnesses, regardless of fault and without any co-payment by the employee. Unemployment insurance is an insurance tax imposed by both federal and state governments. Our human resources and claims administration departments monitor and review workers' compensation for loss control purposes.

We are the employer of record with respect to flexible staffing services and assume responsibility for most employment regulations, including compliance with workers' compensation and state unemployment laws. As part of our basic services in the flexible staffing market, we conduct a human resources needs analysis for clients and client employees. Such analysis includes reviewing work schedules and productivity data, in addition to recruiting, interviewing, and qualifying candidates for available positions. Based on the results of that review, we recommend basic and additional services that the client should implement.

We provide certain other services to our flexible industrial staffing clients on a fee-for-service basis. These services include screening, recruiting, training, workforce deployment, loss prevention and safety training, pre-employment testing and assessment, background searches, compensation program design, customized personnel management reports, job profiling, description, application, turnover tracking and analysis, drug testing policy administration, affirmative action plans, opinion surveys and follow-up analysis, exit interviews and follow-up analysis, and management development skills workshops.

The focus of our temporary staffing service is to provide short and long term employees as well as temp to hire employees to financially secured employers. The average employee will work a 40 hour work week for a client and will work for an average of 2 employers per month. It is estimated an employee will work an average of 14 days per month. Our service specializes in a variety of staffing fields including medical, truck driver, clerical, and light industrial staffing with the largest percentage in the clerical and light industrial fields. Each applicant is thoroughly interviewed tested and screened to meet the requirements of our customers. For long term and temp to hire positions a large percentage of our customers will interview our candidates and then select the one they believe to be best suited for the position.

The Market

The focus of our temporary staffing service is to provide short and long term employees as well as temp to hire employees to financially secured employers. The average employee will work a 40 hour work week for a client and will work for an average of 2 employers per month. It is estimated an employee will work an average of 14 days per month. Our service specializes in a variety of staffing fields including medical, truck driver, clerical, and light industrial staffing with the largest percentage in the clerical and light industrial fields. Each applicant is thoroughly interviewed tested and screened to meet the requirements of our customers. For long term and temp to hire positions a large percentage of our customers will interview our candidates and then select the one they believe to be best suited for the position.

Competition

We compete with many small providers in addition to several large public companies, including Ablest, Inc., Spherion, Adecco, S.A., Kelly Services, Inc., Manpower, Inc., and others. There are limited barriers to entry and new competitors frequently enter the market. Although a large percentage of flexible staffing providers are locally operated with fewer than five offices, most of the large public companies have significantly greater marketing, financial and other resources than us. We believe that by focusing primarily on customer service, we enjoy a competitive advantage over many of our competitors that attempt to provide a broader range of staffing services. We also believe that by targeting regional and local companies, rather than the national companies that are generally being pursued by our competitors; we can gain certain competitive advantages.

We believe that several factors contribute to obtaining and retaining clients in the professional, clerical, administrative, light industrial and technical support staffing market. These factors include an understanding of clients' specific job requirements, the ability to reliably provide the correct number of employees on time, the ability to monitor job performance, and the ability to offer competitive prices. To attract qualified candidates for flexible employment assignments, companies must offer competitive wages, positive work environments, flexibility of work schedules, an adequate number of available work hours and, in some cases, vacation and holiday pay. We believe we are reasonably competitive in these areas in the markets in which we compete, although we cannot assure you that we will maintain a competitive standing in the future.

Employees

As of the date of this prospectus we employed over 10,000 PEO employees and over 4,000 temporary employees.

Typical Client

Our clients represent a cross-section of the industrial sector, of which no client currently represents more than 5% of our total revenues. We attempt to maintain diversity within our client base in order to decrease our exposure to downturns or volatility in any particular industry, but we cannot assure you that we will be able to maintain such diversity or decrease our exposure to such volatility. All prospective clients fill out a questionnaire to help us evaluate workers' compensation risk, creditworthiness, unemployment history, and operating stability. Generally, flexible industrial staffing clients do not sign long-term contracts. We are not dependent on any one customer in any of the markets we serve.

Our Offices

Resolve’s headquarters are located at 3235 Omni Drive, Cincinnati, Ohio 45245. Our telephone number is 800-894-4250.

In addition to our corporate headquarters, Resolve leases facilities at approximately 74 locations throughout the United States. Our offices are adequate for our present level of operations. In the future we will need additional facilities in which to centralize our accounting, training, human resource, risk management and executive work activities. We anticipate that we will require larger scale data processing and network communication capabilities, which will be needed in order to facilitate the assimilation of acquired companies into our methods of operating and accounting standards, and to provide customers state-of-the-art service and support.

MANAGEMENT

Officers and Directors

Presently, Resolve has a total of seven officers and directors.

The following table sets forth the name and, as of February 6, 2007, the age and position of each officer and director of the Company.

Name	Age	Position
Ronald Heineman	49	Chief Executive Officer, Director
Scott Horne	45	Chief Financial Officer
Steve Ludders	54	Chief Operating Officer
Tom Lawry	45	Controller, Treasurer
William Walton	71	Director
William A. Brown	48	Director
Donald Quarterman, Jr.	38	Director

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one year until the meeting of the Board of Directors following the annual meeting of stockholders and until their successors have been elected and qualified.

Ronald Heineman. Mr. Heineman is the President and Chief Executive Officer of ELS, Human Resource Solutions. ELS is a professional employer organization (“PEO”) operating in 28 states. Prior to this, Mr. Heineman was Corporate, Vice President, Human Resources for Frisch’s Restaurants, Inc. a large publicly held restaurant chain operating Big Boy, Golden Corral, Roy Rogers Restaurants and several large hotels. Mr. Heineman was responsible for attaining results in the areas of Employment, Training, Benefits, Loss Prevention and Government Compliance. Mr. Heineman was employed with Frisch’s for 23 years.

Donald E. Quarterman. Mr. Quarterman joined us as President, Chief Operating Officer and director December 4, 2002. Mr. Quarterman brings with him over 7 years of staffing industry experience in venture capital, mergers and acquisitions, and strategic consulting. Mr. Quarterman is a Managing Partner and co-founder of Pinnacle Corporate Services, LLC, a business consulting firm that works with emerging growth companies in the areas of business and strategic planning, business development strategies, and executive and director recruitment, since August 2001. From 1997 to 2000, Mr. Quarterman was Director of Operations for Catalyst Ventures, an Investment Banking firm located in Tampa, Florida. From 1993 to 1997, Mr. Quarterman was a Vice President at Geneva Corporate Finance, one of the largest middle-market merger and acquisition firms in the United States. Mr. Quarterman earned an MBA degree, with a concentration in Finance and Entrepreneurship, from the University of South Florida. Mr. Quarterman resigned as an officer of Resolve on September 22, 2004. He remains with Resolve as a Director.

William A. Brown. Mr. Brown joined Resolve Staffing, Inc as Vice-President and director on December 4, 2002. From October 2001 to April 2002, Mr. Brown was President of Integra Staffing, Inc., our predecessor company, and prior to that as an investor. After the acquisition of Integra Staffing, Inc. by Resolve, Mr. Brown continued to be involved as an investor and major shareholder. Mr. Brown is founder and President of J. B. Carrie Properties, Inc., a real estate management and development company which was organized in 1988. Mr. Brown is also involved in the senior assisted living business managing 3 facilities in the state of Florida. Mr. Brown graduated from Florida State University with a degree in Sociology. Mr. Brown resigned as an officer of Resolve on September 22, 2004. He remains as a Director.

William Walton. Mr. Walton joined Resolve Staffing as a member of the Board of Directors after the acquisition of ELS’ staffing offices in February of 2005. Mr. Walton is a partner of ELS Human Resource Solutions. Mr. Walton entered the staffing industry in the mid 1980s and eventually purchased a Snelling Personnel franchise in 1989. In 1991, he joined ELS and helped to grow it into a company generating in excess of $200 million in annual revenues. Mr. Walton brings a diverse experience base to Resolve and is expected to play a key role as Resolve strives to become a Total Human Resource Outsourcing Company.

Steve Ludders. Mr. Ludders was promoted to Chief Operating Officer and Executive Vice-President on January 4, 2006. Mr. Ludders was Regional Director and in charge of business development since joining Resolve. Prior to joining Resolve, Mr. Ludders' was a former vice-president of Strategic Planning with Interim Personnel, a $2 billion public staffing firm, for over five years. Mr. Ludders is an MBA Thunderbird Graduate.

Scott Horne. Mr. Horne became Chief Financial Officer and Executive Vice-President on January 4, 2006. Mr. Horne was in charge of accounting since joining Resolve. Mr. Horne has extensive experience in finance and accounting for Human Resource Outsourcing companies, including being chief financial officer of ELS, a national PEO, for over five years. Mr. Horne graduated from Xavier University with an MBA in Finance.

Tom Lawry. Mr Lawry became Controller and Treasurer on January 4, 2006. Mr. Lawry has extensive accounting experience in the staffing and PEO markets, spending over five years with ELS, Inc.

Compensation of Directors

We pay our directors $3,000 per quarter in connection with their role as members of our board. Our directors are also reimbursed for travel and out-of-pocket expenses in connection with attendance at board meetings.

The following table summarizes compensation that our directors earned during 2006 for services as members of our Board of Directors.

	Year	Fees Earned or Paid in Cash	Options Awarded	All Other Compensation	Total
Ronald Heineman	2004	0	0	0	0
	2005	0	0	0	0
	2006	12,000	0	0	12,000
					0
William Walton	2004	0	0	0	0
	2005	0	0	0	0
	2006	12,000	0	0	12,000
					0
William A. Brown	2004	0	0	0	0
	2005	0	0	0	0
	2006	12,000	0	0	12,000
					0
Donald Quarterman, Jr.	2004	0	0	0	0
	2005	0	0	0	0
	2006	12,000	0	0	12,000

Employment Agreements

As of September 30, 2006, Resolve Staffing had no employment agreements with any of its officers.

 EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth certain information regarding the compensation of our officers as of September 30, 2006.

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards
	Year	Salary	Bonus	Securities Underlying Options	All Other Compensation
Ronald Heineman, CEO	2004	0	0	0	0
	2005	0	0	0	0
	2006	0	0	0	0

Steve Ludders, COO	2004	N/A	N/A	N/A	N/A
	2005	0	0	N/A	70,200
	2006	115,000	0	0	0

Scott Horne, CFO	2004	N/A	N/A	N/A	N/A
	2005	N/A	N/A	N/A	43,200
	2006	0	0	0	0

Tom Lawry, Controller	2004	N/A	N/A	N/A	N/A
	2005	N/A	N/A	N/A	N/A
	2006	0	0	0	0

Option Grants During Last Fiscal Year

No options, warrants or similar rights to purchase our Common Stock have been granted to any officers or directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the ordinary course of our business and in connection with our financing activities, we have entered into a number of transactions with our directors, officers and 5% or greater shareholders. All of the transactions set forth below were approved by the unanimous vote of our Board of Directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. Our Board of Directors is responsible for approving related party transactions, as defined in applicable rules by the Commission.

Each of these transaction are outlined in our financial statements, which are included in this registration statement.

SELLING SECURITY HOLDERS

Certain persons who own shares of our Common Stock are also listed as Selling Stockholders in this registration statement. These Selling Stockholders may offer and sell the shares covered by this prospectus at various times. The selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The following table sets forth certain information regarding beneficial ownership of our Common Stock by the Selling Shareholders as of December 31, 2006. The table further sets forth (i) the name of each Selling Stockholder who is offering the resale of shares of Common Stock, (ii) the number of shares of Common Stock that may be sold in this offering; (iii) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder after the completion of this offering assuming the sale of all of the shares of the Common Stock offered by each Selling Stockholder; and (iv) if one (1%) percent or more, the percentage of outstanding shares of Common Stock to be beneficially owned by each Selling Stockholder after the completion of this offering assuming the sale of all of the shares of Common Stock offered by each Selling Stockholder. The percentage of beneficial ownership reported in the following table is based upon 18,792,741 shares of our common stock which were outstanding on December 31, 2006. Except as noted below, none of the Selling Shareholders have had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

The Selling Shareholders are offering, by this prospectus, as of the date of this prospectus, as indicated in the following table, an aggregate of 1,000,000 shares of our Common Stock presently held by the Selling Shareholders.

The table below sets forth information concerning the resale of the shares of Common Stock by the Selling Shareholders. The Company will not receive any proceeds from the resale of the Common Stock by the Selling Shareholders. In the event all of the Warrants are exercised, we will receive a total of $5,000,000.

The following table also sets forth the name of each person who is offering the resale of shares of Common Stock by this prospectus, the number of shares of Common Stock beneficially owned by each person, the number of shares of Common Stock that may be sold in this offering and the number of shares of Common Stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Shares of Common Stock Owned by Selling Shareholders	Shares of Common Stock Issuable Upon Exercise of Warrants	Percentage of Common Stock Owned Before the Offering (1)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)(2)	Percentage of Common Stock Owned After Offering (1)(2)

John R. Fox (3)	50,000	465,000	2.67%	515,000	0	0
JRF Investments (3)	50,000	100,000	0.79%	150,000	0	0
JRF Investments IV (3)	30,000	30,000	0.32%	60,000	0	0
JRF Investments V (3)	70,000	70,000	0.74%	140,000	0	0
JRF Investments VI (3)	100,000	100,000	1.06%	200,000	0	0
Ronald and Verna Bretshneider	20,000	20,000	0.21%	40,000	0	0
Douglas Jacobson	40,000	40,000	0.42%	80,000	0	0
Suzanne and Steve Athey	20,000	40,000	0.32%	60,000	0	0
Rob Taylor	30,000	30,000	0.32%	60,000	0	0
Grady Hillis	40,000	105,000	0.77%	145,000	0	0
Tom Rich	10,000	10,000	0.11%	20,000	0	0
Steven Hillis	90,000	90,000	0.95%	180,000	0	0
Venatar Founders Fund (4)	175,000	350,000	2.74%	525,000	0	0
Commerce Mercantile Bancorp LP (5)	100,000	200,000	1.58%	300,000	0	0
Arrow Clocktower Global Fund (6)	175,000	350,000	0.74%	525,000	0	0
Totals	1,000,000	2,000,000	15.75%	3,000,000	0	0

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Shareholder has sole or shared voting power or investment power and also any shares the Selling Shareholder has the right to acquire within 60 days.

(2) Assumes that all shares of Common Stock offered hereby will be sold.

(3) JRF Investments, IV, V, VI are managed by John R. Fox.

(4) Venatar Founders Fund is managed by Brandon Osten.

(5) Commerce Mercantile Bancorp LP is managed by John Cundari.

(6) Arrow Clocktower Global Fund is managed by David Benwell.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January, 2007 information regarding the beneficial ownership of our Common Stock by each of the officers, directors and principle shareholders. As of January 9, 2007, there were 18,792,741 shares of our Common Stock outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Generally, a person is deemed to be the beneficial owner of a security if he has the right to acquire voting or investment power within 60 days. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

		Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Shares Before the Offering	After the Offering Assuming All Are Sold
Ron Heineman (1) c/o Resolve Staffing, Inc. 3235 Omni Drive Cincinnati, OH 45245	8,194,215	42.69%	33.87%
Steve Ludders c/o Resolve Staffing, Inc. 3235 Omni Drive Cincinnati, OH 45245	60,000	0.32%	0.25%
Scott Horne c/o Resolve Staffing, Inc. 3235 Omni Drive Cincinnati, OH 45245	310,000	1.65%	1.30%
Tom Lawry c/o Resolve Staffing, Inc. 3235 Omni Drive Cincinnati, OH 45245	0	0.00%	0.00%
William Walton c/o Resolve Staffing, Inc. 3235 Omni Drive Cincinnati, OH 45245	4,025,000	21.42%	16.92%
William Brown (2) c/o Resolve Staffing, Inc. 3235 Omni Drive Cincinnati, OH 45245	2,549,179	13.09%	10.41%
Don Quarterman, Jr. c/o 3235 Omni Drive Cincinnati, OH 45245	370,400	1.97%	1.56%
Total	15,508,794	78.01%	62.34%

(1) Includes 400,000 held as collateral on a loan to the Company.

(2) Includes: 95,793 shares owned by Work Holdings, LLC, a company owned by Mr. Brown; 400 shares owned by Christina Brown, Mr. Brown’s wife; 453,460 warrants owned by Mr. Brown; and 232,700 warrants owned by Work Holdings, LLC.

The table sets forth information concerning the beneficial ownership of shares of our Common Stock with respect to our officers, directors and shareholders who were known by us to be beneficial owners of more than 5% of our Common Stock as of September 30, 2006. Unless otherwise indicated by footnote, the beneficial owner has sole voting and investment power with respect to the shares of Common Stock.

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. In accordance with Commission rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within sixty (60) days of the date of this prospectus are deemed beneficially owned by the holders of the options or warrants. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our Common Stock indicated as beneficially owned by them. Percentage ownership is based on 18,792,741 shares of Common Stock outstanding as of September 30, 2006.

In addition to the officers and directors listed above, no other shareholders own more than 5% of the total shares of our Common Stock outstanding. For a discussion regarding our dividend policy as related to our Common Stock please see "Description of Securities."

DESCRIPTION OF SECURITIES

General

    The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and By-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Nevada law.

We are authorized to issue 50,000,000 shares of common stock, $0.0001 par value per share, of which 18,792,741 shares were issued and outstanding as of January 9, 2007.

Common Stock

Holders of shares of our Common Stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our Common Stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our Common Stock. The Common Stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the Common Stock. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of Common Stock are entitled to cast one vote for each share held at all Shareholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

As of January 9, 2007, we had approximately 329 shareholders of record.

The Common Stock Purchase Warrants

     We issued common stock purchase warrants (“Warrants”) to the Selling Shareholders as a part of the offer and sale of units in the private placement that was consummated on or about September 26, 2006. The shares of common stock underlying the Warrants, which will be issued to the Selling Shareholders upon exercise of the Warrants, are being registered as a part of this registration statement.

The Warrants are exercisable for a term of two years commencing October 1, 2006, meaning that unless exercised prior to September 30, 2008, they will expire and will have no further effect. Each Warrant includes the number of shares of our common stock that is purchasable under the Warrant and the exercise price. If all of the Warrants are exercised, we will issue an additional 1,000,0000 shares of common stock at an exercise price of $2.00 and an additional 1,000,000 shares at an exercise price of $3.00. After this registration statement becomes effective, shares received by the Selling Shareholders upon exercise of their Warrants will immediately become freely transferable without restriction, so long as we maintain an effective registration statement covering the Warrant shares. We can provide no assurance that any or all of the Warrants will be exercised during the two-year term thereof.

The Warrants are exercisable only for cash consideration. Upon the exercise of the Warrants, we will receive the exercise price as additional paid in capital. The Warrants also have call rights, which means that we have a right to repurchase the Warrants at anytime they are outstanding in the event that the market price of our common stock is equal to $1.00 over the exercise price of the Warrant shares. Market price for purposes of this call provision means the average per share closing bid price on the 20 consecutive trading days immediately preceding the date of exercise or date of call by the Company, as reported on the national securities exchange where our commons stock is listed for trading or if not so listed, then in the over-the-counter market maintained by the Nasdaq Stock Market, Inc.

The Warrants were issued in a private placement transaction under an exemption from registration under § 18 and/or § 4(2) of the Securities Act of 1933 or under Rule 506 of Regulation D promulgated under the Securities Act of 1933, and accordingly, the Warrants are deemed to be restricted securities. Each Warrant certificate issued to the Selling Shareholders bears a restrictive legend which provides that the Warrants and the common stock underlying the Warrants are deemed to be restricted securities and can not be re-sold, transferred, hypothecated or otherwise conveyed without first being duly registered for transfer under the Securities Act of 1933 or in accordance with an opinion of counsel to the effect that an exemption from registration is available permitting such sale or transfer.

Dividends

We have never declared or paid any cash dividends on our Common Stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

Registration Rights

We granted registration rights to the Selling Shareholders under the terms and conditions of the Regulation D, Rule 506 offering that we conducted in September, 2006. The Selling Shareholders who collectively hold 1,000,000 shares of our Common Stock, have the right to require us to register the resale of their shares under the Securities Act.

Shares Eligible for Future Sale

Upon completion of this offering and assuming the maximum number of shares are sold and all Warrants are exercised, we will have 23,792,741 shares of Common Stock outstanding. Of these shares, 7,574,521 shares of Common Stock will be freely tradable without further restriction or further registration under the Securities Act, as amended, except for those shares purchased by an "affiliate" of the Company. (in general, a person who has a control relationship with the Company, is an officer, director or 10% or greater beneficial owner of our Common Stock), which will be subject to the limitations of Rule 144 adopted under the Securities Act. The remaining 16,218,220 shares of Common Stock are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act.

Preferred Stock

We are not authorized to issue any shares of preferred stock.

Elimination of Liability in Certain Circumstances

Our certificate of incorporation eliminates the liability of our directors to us or our shareholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors remain liable for breaches of their duty of loyalty to us or our shareholders, as well as for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, and transactions from which a director derives improper personal benefit. Our certificate of incorporation does not absolve directors of liability for payment of dividends or stock purchases or redemptions by us in violation the Nevada Corporations Code.

The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. We do not believe that this provision eliminates the liability of our directors to us or our shareholders for monetary damages under the federal securities laws. The certificate of incorporation and by-laws also provide indemnification for the benefit of our directors and officers to the fullest extent permitted by the Nevada Corporations Code as it may be amended from time to time, including most circumstances under which indemnification otherwise would be discretionary.

Number of Directors; Removal; Vacancies

We currently have four directors. Our by-laws provide that the number of directors may be changed by the board of directors. Vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors then in office. Our by-laws provide that directors may be removed, with or without cause, at meetings of shareholders by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote generally in the election of directors.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of Common Stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors

Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice in writing. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice will be timely only if received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to shareholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a shareholder’s notice.

Transfer Agent and Registrar

Our transfer agent is Florida Atlantic Stock Transfer, located in Tamarac, Florida.

Resale Restrictions

All of our shares of Common Stock issued prior to this offering are "restricted securities" as this term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the U.S. in the absence of an effective registration statement covering the shares other than in accordance with Rule 144 under the Securities Act, or under another exemption from registration. In general, under Rule 144 as currently in effect, any of our affiliates or any person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned our Common Stock which are treated as restricted securities for at least one (1) year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our outstanding Common Stock (approximately 125,425 shares based upon the number of shares of Common Stock expected to be outstanding after the offering). Sales under Rule 144 are also subject to manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144 (other than the one (1) year holding period requirements) in order to sell Common Stock that are not restricted securities (such as Common Stock acquired by affiliates in market transactions). Furthermore, if a period of at least two (2) years has elapsed from the date restricted securities were acquired from us or from one of our affiliates, a holder of these restricted securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three (3) months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

Penny Stock Considerations

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than US $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of Incorporation and by-laws provide that our directors and officers will not be personally liable to us or our Shareholders for monetary damages due to the breach of a fiduciary duty as a director or officer. Nevada Law provides that we may indemnify any officer, director, employee or agent who is party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, provided he was acting in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The indemnification includes all actual and reasonable expenses, including attorney's fees, judgments, fines and settlement amounts. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, does not of itself prevent indemnification so long as the officer or director acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, or, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful.

In addition, Nevada Law provides that we may indemnify any officer, director, employee or agent who is party to any threatened, pending or completed action or suit brought by us or by our Shareholders on our behalf, provided he was acting in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests. The indemnification includes all actual and reasonable expenses, including attorney's fees, judgments, fines and settlement amounts. However, indemnification is prohibited as to any suit brought in our right in which the director or officer is adjudged by a court to be liable to us.

To the extent that the officer or director is successful on the merits in any proceeding pursuant to which such person is to be indemnified, we must indemnify him against all actual and reasonable expenses incurred, including attorney's fees.

The foregoing indemnity provisions will limit your ability as shareholders to hold officers and directors liable and collect monetary damages for breaches of fiduciary duty, and require us to indemnify officers and directors to the fullest extent permitted by law.

To the extent that indemnification may be available to our directors and officers for liabilities arising under the Securities Act, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable.

LEGAL MATTERS

The validity of the Common Stock offered hereby has been passed upon for us by Gregory Bartko, Esq., Law Office of Gregory Bartko, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Resolve Staffing, Inc. at December 31, 2004 and 2005, and for each of the two years in the period ended December 31, 2005, appearing in this prospectus and registration statement have been audited by PKF, Certified Public Accountants, A Professional Corporation, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The effectiveness of this registration statement will render us subject to the informational requirements of the Exchange Act, and, we will file reports, proxy statements and other information with the Securities and Exchange Commission as required by federal law. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission Investors may read and copy any of these reports, statements, and other information at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC's other public reference rooms. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms upon payment of the fees prescribed by the Securities Exchange Commission. These SEC filings are also available free at the SEC's web site at www.sec.gov.

This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted to comply with the rules and regulations of the Securities Exchange Commission. For further information, please see the registration statement in its entirety.

FINANCIAL STATEMENTS
RESOLVE STAFFING, INC.

INDEX

For the Nine Months Ended September 30, 2006 and 2005

For the Years Ended December 31, 2005 and 2004

RESOLVE STAFFING, INC.
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

ASSETS
	2006	2005
Current Assets:
Cash	$ -	$ -
Accounts receivable, net of allowance for bad debts of $235,330 for 2006 and $96,986 for 2005	16,191,543	6,638,782
Prepaid and other assets	306,767	330,368
Total current assets	16,498,310	6,969,150

Property and Equipment:
Property and equipment	1,225,751	866,196
Less: Accumulated depreciation	(429,338)	(264,935)
Net property and equipment	796,413	601,261

Other Assets:
Goodwill	10,059,829	6,695,579
Non competes, net of accumulated amortization of $504,199 for 2006 and $106,917 for 2005	613,546	231,083
Total other assets	10,673,375	6,926,662

Total Assets	$27,968,098	$14,497,073

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Bank overdraft	$1,285,746	$205,551
Accounts payable and accrued liabilities	4,718,945	1,011,903
Accounts payable related party	-	825,921
Accrued salaries and payroll taxes	2,394,169	639,474
Notes payable and lines of credit	10,810,205	1,849,246
Notes payable - related parties	91,500	91,500
Total current liabilities	19,300,565	4,623,595

Long Term Liabilities
Notes payable	568,304	4,209,762
Notes payable - related parties	6,689,139	5,873,936
Total long term debt	7,257,443	10,083,698

Total Liabilities	26,558,008	14,707,293

Stockholders’ Equity (Deficit):
Common stock, $.0001 par value, 50,000,000 shares authorized, issued and outstanding: September 30, 2006 - 15,856,055 shares; December 31, 2005 - 15,219,101 shares	1,585	1,522
Paid-in capital	2,307,161	1,187,475
Accumulated deficit	(898,656)	(1,399,217)
Total stockholders’ equity (deficit)	1,410,090	(210,220)

Total Liabilities and Stockholders’ Equity (Deficit)	$27,968,098	$14,497,073

See accompanying notes to these financial statements.

RESOLVE STAFFING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Staffing Services Revenue	$43,703,819	$8,913,453	$88,778,862	$17,013,714

Cost of Staffing Services Revenue	38,268,759	7,373,319	75,718,957	13,883,111

Gross Profit	5,435,060	1,540,134	13,059,905	3,130,603

Operating Expenses	4,252,762	1,437,002	11,962,626	3,266,987

Income (Loss) From Operations	1,182,298	103,132	1,097,279	(136,384)

Other Income (Expense):
Interest expense	(278,457)	(33,758)	(596,718)	(137,017)
Other expenses, net	(278,457)	(33,758)	(596,718)	(137,017)

Net Income (Loss)	$903,841	$69,374	$500,561	$(273,401)

Net Income (Loss) Per Share
Basic	$0.06	$0.00	$0.03	($0.02)

Diluted	$0.06	$0.00	$0.03	($0.02)

Weighted Average Number of Shares Used in Income (Loss) Per Share Computation:
Basic	15,780,425	14,709,210	16,669,315	14,401,018

Diluted	16,202,305	15,560,530	17,183,363	14,401,018

See accompanying notes to these financial statements.

RESOLVE STAFFING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

	2006	2005
Cash Flows From Operating Activities
Net income (loss)	$500,561	$(273,401)
Adjustments to reconcile net income ( loss) to cash used in operating activities:
Depreciation and amortization	164,400	106,896
Stock based compensation	119,749	15,000
Change in allowance for doubtful accounts	138,344	17,042
Amortization of intangibles	-	44,340
Amortization of non compete	362,991	-
Decrease (increase) in current assets:
Accounts receivable	(9,691,105)	(2,583,823)
Prepaid and other assets	23,601	(255,864)
Increase (decrease) in current liabilities:
Accounts payable	3,625,259	(290,054)
Account payable - related party	(825,921)
Accrued salaries and payroll taxes	1,754,695	203,382
Total adjustments	(4,327,987)	(2,743,081)

Net cash used in operating activities	(3,827,426)	(3,016,482)

Cash Flows From Investing Activities
Acquisition of net assets of subsidiaries, net of cash	(2,261,298)	-
Goodwill and non-compete agreements	(50,353)	(680,000)
Purchase of property and equipment	(179,552)	(286,272)
Net cash used in investing activities	(2,491,203)	(966,272)

Cash Flows From Financing Activities
Increase in bank overdraft	1,080,195	144,067
Stock purchase	800,000	-
Proceeds from line of credit	5,594,573	(400,000)
Borrowings from (repayment of) notes payable	(1,971,342)	2,809,879
Proceeds from loans payable - related party	815,203	1,353,452
Net cash provided by financing activities	6,318,629	3,907,398

Net Increase in Cash	-	(75,356)

Cash, Beginning of the Period	-	75,356

Cash, End of the Period	$-	$-

RESOLVE STAFFING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

NON-CASH INVESTING AND FINANCING ACTIVITIES

During the quarter ended March 31, 2006, Resolve Staffing, Inc. issued a note receivable to a consultant in the amount of $6,000,000 for the purchase of 4,000,000 shares of the Company’s common stock. As of June 30, 2006, $800,000 (533,334 shares purchased) was paid towards the note. On June 30, 2006, the agreement was terminated and the note receivable was canceled and the remaining balance of common stock issued (3,566,666 shares) was canceled.

During the nine months ended September 30, 2006, Resolve Staffing, Inc. acquired all of the assets and ownership of 4 unrelated entities. In conjunction with these transactions Resolve issued notes payable in the amount of $1,696,270 and accrued $49,460 of contingent expenses and 100,000 contingent shares valued at $200,000 in exchange for 100% of the ownership interest in 4 entities with 11 staffing locations. The fair value of the assets and liabilities assumed, on the date of acquisition were as follows:

Property and equipment	$10,000
Goodwill	1,935,730
Total	$1,945,730

On February 7, 2005, Resolve Staffing purchased the staffing division of ELS Personnel Services (ELS). In connection with the Combination on February 7, 2005, described below in the Basis of Presentation section of the notes to consolidated financial statements, ELS was deemed to be the acquiring company for accounting purposes and the Combination was accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. In conjunction with this transaction, Resolve issued 13,000,000 shares of restricted common stock valued at $130,000 and a note payable in the amount of $1,500,000 in exchange for 100% of the ownership interest in 3 entities with 10 staffing locations. The fair value of the assets and liabilities assumed, on the date of acquisition were as follows:

Accounts receivable	$30,457
Prepaid and other assets	48,483
Property and equipment	15,280
Goodwill	2,026,496
Accounts payable and accrued liabilities	(71,472)
Notes payable	(419,244)

Total	$1,630,000

See accompanying notes to these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ORGANIZATION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organization and Nature of Operations

Resolve Staffing, Inc., (“Resolve” or the “Company”) was organized under the laws of the State of Nevada on April 9, 1998. The Company is a national provider of outsourced human resource services with approximately 74 offices, as of October 31, 2006, reaching from California to New York. Resolve provides a full range of supplemental staffing and outsourced solutions, including solutions for temporary, temporary-to-hire, or direct hire staffing in the medical, truck driver, clerical, office administration, customer service, professional and light industrial categories.

On February 7, 2005, Resolve Staffing, Inc., entered into an equity purchase agreement (“Agreement”), to purchase ELS Personnel Services (“ELS”) (the “Combination”) from Employee Leasing Services, Inc., (“ELS Inc.”), a privately-held company located in Cincinnati, Ohio. The Company’s Chief Executive Officer and director, Ronald Heineman, is a principal shareholder, officer and director of ELS. Pursuant to the equity purchase agreement, Resolve acquired the ownership interest in the group of companies which comprised ELS Personnel Services, (ELS Personnel Services, LLC, Five Star Staffing, Inc., Five Star Staffing (NY), Inc., and American Staffing Resources, Ltd.) comprising a total of 10 temporary employee staffing locations. See Basis of Presentation section in the notes to the financial statements for discussion of accounting treatment of the acquisition of ELS.

Employee Leasing Services, Inc., operated 3 locations and acquired the 7 temporary employee staffing locations throughout fiscal 2004. ELS Inc. acquired Five Star Staffing, Inc. which consisted of 3 locations, in August 2004, Five Star Staffing (NY), Inc., which consisted of 3 locations, in November 2004 and American Staffing Resources, Ltd which consisted of 1 location , in November 2004. Prior to ELS Inc.’s acquisition of these entities, these entities were owned and operated by unrelated third parties in various locations throughout Florida, New York and Ohio.

On various dates during 2005, Resolve Staffing, Inc., entered into purchase agreements (“Agreements”), to acquire all of the assets and/or ownership of various separate privately-held entities owned and operated by unrelated parties located throughout the United States. Pursuant to the acquisition agreements, Resolve acquired a total of 31 temporary employee staffing locations from the newly acquired entities. Additional information pertaining to these acquisitions is included in Resolve Staffing, Inc.’s Form 10-KSB for the year ended December 31, 2005 as filed with the Securities and Exchange Commission.

On January 3, 2006, Resolve Staffing elected three new officers. Steve Ludders has been promoted to Executive VP, Chief Operating Officer of the Company. Scott Horne has been promoted to Executive VP, Chief Financial Officer of the Company. Tom Lawry has been promoted to Controller, Treasurer of the Company.

On January 24, 2006, Resolve Staffing acquired R & R Staffing Services, Inc., located in Syracuse, New York. With $3 million in annual revenue, this acquisition gave Resolve its 13th office in various Northeast markets.

On February 22, 2006, Resolve Staffing announced that it has reached an agreement in principle to merge with Employee Leasing Services, Inc. (ELS Inc.), and certain related affiliates. Headquartered in Cincinnati, Ohio. ELS Inc., a professional employer organization (PEO), manages a payroll of over 10,000 worksite employees in over 40 states and has operation and service centers throughout the country. ELS Inc.’s 2005 gross (non-GAAP) revenues were over $200 million, which equates to approximately $50 million in net (GAAP) revenues and $3.5 million in Pretax Profit. On July 5, 2006, Resolve Staffing announced the merger had been delayed until further notice. The transaction with ELS, Inc. was subsequently closed on October1, 2006.

On March 27, 2006, Resolve Staffing acquired Ready Nurses LLC, a Fulton, Missouri based medical staffing firm. Ready Nurses provides a variety of medical staffing services including travel nurses and other healthcare related professionals. With $800,000 in annual sales, this acquisition was Resolve’s fourth in the burgeoning medical staffing industry.

RESOLVE STAFFING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE A - ORGANIZATION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION (CONTINUED)

On April 18, 2006, the Board of Directors of Resolve Staffing, Inc. declared a dividend distribution of one right for each outstanding share of the Company's Common Stock, $.0001 par value per share (“Common Stock”), to stockholders of record at the close of business on May 26, 2006 (the “Record Date”). The Board of Directors of the Company also authorized the issuance of one Right for each share of Common Stock issued after the Record Date. Additional details are provided on an 8-K filed on April 21, 2006.

On May 5, 2006, Resolve Staffing acquired Steadystaff, a Baltimore/Washington D. C. based staffing firm. Steadystaff provides a variety of staffing services including temporary staffing, temp-to-perm, and permanent placement services. Steadystaff provides staffing services to a rapidly expanding client base. The company provides qualified employees in a variety of fields including accounting, administrative, light industrial, and other difficult-to-find professions. With $3 million in annual sales, this acquisition is Resolve's first in the burgeoning Baltimore/Washington D. C. market.

On June 1, 2006, Resolve Staffing announced that it has completed the acquisition of Star Personnel. Star Personnel (www.starpersonnel.com), headquartered in Cincinnati, Ohio, is a provider of diversified staffing services with eight offices in the Cincinnati/tri-state market. With approximately $20 million in annual sales (unaudited), Star Personnel offers a variety of staffing services including light industrial and office/clerical support.

On September 13, 2006, Resolve Staffing announced that a closing date had been set for the proposed merger with ELS, Inc. The merger closed on October 1, 2006. ELS, Inc. (www.elshr.com), which is owned by Ron Heineman, Resolve's CEO and largest shareholder, manages a payroll of over 10,000 worksite employees in over 40 states with operations and service centers throughout the country. ELS Inc.’s 2005 gross (non-GAAP) revenues were over $200 million. Moreover, ELS, Inc. is currently on a run rate for approximately $300 million gross (non-GAAP) annualized revenue, which equates to approximately $60 million net (GAAP) revenue.

We plan to continue to grow our business through the acquisition of private companies in the staffing industry that would provide types of staffing and/or related services with which we are familiar. We may seek private staffing companies for acquisitions or strategic alliances both in and out of our current markets. We believe that by acquiring existing staffing companies it will enable us to:

●ཉ	recruit well-trained, high-quality professionals;
●ཉ	expand our service offerings;
●ཉ	gain additional industry expertise;
●ཉ	broaden our client base; and
●ཉ	expand our geographic presence.

Acquisition of Entities from Related Parties

On February 7, 2005, Resolve Staffing, Inc., entered into an equity purchase agreement (“Agreement”), to purchase ELS Personnel Services (“ELS”) (the “Combination”) from Employee Leasing Services, Inc., (“ELS Inc.”), a privately-held company located in Cincinnati, Ohio. The Company’s Chief Executive Officer and director, Ronald Heineman, is a principal shareholder, officer and director of ELS. Pursuant to the equity purchase agreement, Resolve acquired the ownership interest in the group of companies which comprised ELS Personnel Services, (ELS Personnel Services, LLC, Five Star Staffing, Inc., Five Star Staffing (NY), Inc., and American Staffing Resources, Ltd.) comprising a total of 10 temporary employee staffing locations. See Basis of Presentation section for discussion of accounting treatment of the acquisition of ELS.

Employee Leasing Services, Inc., operated 3 locations and acquired the 7 temporary employee staffing locations throughout fiscal 2004. ELS Inc. acquired 3 locations from Five Star Staffing, Inc., in August 2004, 3 locations from Five Star Staffing (NY), Inc., in November 2004 and 1 location from American Staffing Resources, Ltd., in November 2004. Prior to ELS Inc.’s acquisition of these entities, these entities were owned and operated by unrelated third parties in various locations throughout Florida, New York and Ohio.

In connection with the Combination on February 7, 2005, described below in the Basis of Presentation section of these notes to consolidated financial statements, ELS was deemed to be the acquiring company for accounting purposes and the Combination was accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States of America.

RESOLVE STAFFING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

The acquisition of the ELS entities was treated as a reverse acquisition for financial accounting purposes and therefore the accompanying comparative financial information is that of ELS rather than the historical financial statements of Resolve Staffing, Inc.

In connection with the Combination on February 7, 2005, described below in the Basis of Presentation section of the notes to consolidated financial statements, ELS, Inc. was deemed to be the acquiring company for accounting purposes and the Combination was accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. In conjunction with this transaction, Resolve Staffing, Inc. issued 13,000,000 shares of restricted common stock valued at $130,000, a note payable in the amount of $1,500,000, and paid cash of $17,125, in exchange for 100% of the ownership interest in 4 entities with 10 staffing locations. The fair value of the assets and liabilities assumed, on the date of acquisition were as follows:

Accounts receivable	$ 30,457
Prepaid and other assets	56,378
Property and equipment	15,280
Goodwill	2,035,679
Accounts payable and accrued liabilities	(71,425)
Notes payable	(419,244)

Total	$ 1,647,125

Acquisition of Entities from Unrelated Parties

During the nine months ended September 30, 2006, Resolve Staffing, Inc., entered into purchase agreements (“Agreements”), to acquire all of the assets and/or ownership of multiple privately-held entities owned and operated by unrelated parties. Pursuant to the acquisition agreements, Resolve acquired the temporary employee staffing locations from the newly acquired entities.

Resolve issued notes payable and accrued contingent expenses in exchange for the assets and liabilities of the above staffing entities as described below. The following table summarizes the estimated fair value, of the assets acquired and liabilities assumed, on the date of acquisition:

Property and equipment	$180,000
Noncompete	650,000
Goodwill	3,364,251
Total	$4,194,251

To date the books and records of the locations acquired from unrelated parties during 2006 have not been audited, and therefore the allocation of the purchase price is subject to refinement.

In conjunction with the acquisitions from all parties during the nine months ended September 30, 2006, approximately $3,364,251 has been assigned to goodwill. All of the goodwill is expected to be deductible for tax purposes.

The financial results of these acquired entities are included in the consolidated financial statements from the date of acquisition.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions incorporated in Regulation S-B, Item 310(b) of the Securities and Exchange Commission. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements are unaudited, but in the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the nine months ended September 30, 2006 and 2005 have been included.

These statements are not necessarily indicative of the results to be expected for the full fiscal year. These statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-KSB for the year ended December 31, 2005 as filed with the Securities and Exchange Commission.

RESOLVE STAFFING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE A - ORGANIZATION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION (CONTINUED)

Because the owners of ELS held approximately 90% of the Company’s outstanding common stock after the Combination, as well as the Company’s analysis of the other criteria used for determining which entity is the accounting acquirer under SFAS No. 141, ELS is deemed to be the acquiring company for accounting purposes and the Combination has been accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. The audited financial statements of Resolve for each of the two years ended December 31, 2003 and 2004 are included in the Resolve Staffing, Inc. Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2005. The audited financial statements of ELS for the two years ended December 31, 2003 and 2004 or such time as the entity was under the control of ELS, Inc. through December 31, 2004 have been included in the Resolve Staffing, Inc. amended report on Form 8-K pertaining to this acquisition which was filed in December, 2005. In accordance with the accounting treatment described above, the historical financial statements prior to the Combination reflect those of ELS. In conjunction with this transaction, the group of companies known as ELS Personnel Services, which were legally acquired by Resolve Staffing, Inc., changed its name to Resolve Staffing, Inc.

Principles of Consolidation

The consolidated financial statements at September 30, 2006 include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in preparing the accompanying financial statements.

Revenue Recognition

Staffing and managed service revenue and the related labor costs and payroll are recorded in the period in which services are performed. The Company follows Emerging Issues Task Force (“EITF”) 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” in the presentation of revenues and expenses. This guidance requires Resolve to assess whether it acts as a principal in the transaction or as an agent acting on behalf of others. In situations where Resolve is the principal in the transaction and has the risks and rewards of ownership, the transactions are recorded gross in the consolidated statements of operations.

Stock Based Employee Compensation

Resolve accounts for and reports its stock-based employee compensation arrangements using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), Financial Accounting Standards Board Interpretation No, 44, Accounting for Certain Transactions Involving Stock Compensation (“FIN 44”), and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (“SFAS 148”). Accordingly, compensation cost for stock options and warrants are measured as the excess, if any, of the fair value of the Company’s stock at the date of grant over the stock option exercise price. Resolve accounts for stock issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Under SFAS 123, stock option awards issued to non-employees are accounted for at their fair value on the date issued, where fair value is determined using the Black-Scholes option pricing method. In December 2004, The Financial Accounting Standards Board (FASB) issued Statement on Financial Accounting Standards No. 123 (Revised), "Shared-Based Payment" (SFAS 123R). This standard revises SFAS No. 123, Accounting Principles Board Option 25 and related interpretations, and eliminates use of the intrinsic value method of accounting for stock options. The Company currently uses the intrinsic value method to value stock options, and, accordingly, no compensation expense has been recognized for stock options. SFAS 123R requires that all employee share-based payments to employees, including stock options, be valued using a fair-value-based method and recorded as expense in the statement of operations. For the Company, SFAS 123R will first be effective for its December 31, 2006 financial statements. This new Statement will not affect accounting for the Company's stock options currently outstanding, but it will affect financial statement disclosures about those stock options, and it will change the accounting for stock options issued subsequent to January 1, 2006.

Furthermore, public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value as well as estimate the number of instruments for which the requisite service is expected to be rendered. Any incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair values before and after the modification. The Company has recognized approximately $120,000 as a result of SFAS No. 123R as of September 30, 2006.

RESOLVE STAFFING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE A - ORGANIZATION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION (CONTINUED)

Recent Accounting Principles

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140. This statement resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets. SFAS No. 155: (a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; (b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; (c) establishes a requirement to evaluate beneficial interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and, (e) eliminates restrictions on a qualifying special-purpose entity's ability to hold passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. SFAS No. 155 also requires presentation within the financial statements that identifies those hybrid financial instruments for which the fair value election has been applied and information on the income statement impact of the changes in fair value of those instruments. The Company is required to apply SFAS No. 155 to all financial instruments acquired, issued or subject to a remeasurement event beginning January 1, 2007. The Company does not expect the adoption of SFAS No. 155 to have a material impact on the Company's financial statements.

NOTE B - LIQUIDITY AND MANAGEMENT’S PLANS

As reflected in the accompanying financial statements, the Company has a net working capital deficit and stockholders’ equity of $2,802,255 and $1,410,090, respectively, as of September 30, 2006. To date, The Company has incurred substantial losses and has been dependent upon the financial support of stockholders, management and other related parties.

Management has successfully obtained additional financial resources, which the Company believes will support operations until profitability can be sustained. These financial resources include financing from both related and non-related third parties, as discussed in the accompanying footnotes to the financial statements. There can be no assurance that management will be successful in these efforts. The financial statements do not reflect any adjustments that may arise as a result of this uncertainty.

RESOLVE STAFFING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE C - NOTES PAYABLE AND LINES OF CREDIT

Notes payable and lines of credit as of September 30, 2006 and December 31, 2005 are as follows:

	2006	2005
Lines of credit to two banks totaling $9,500,000, interest payable monthly at rates ranging from prime to 8.50%, maturing September 2006 and February 2007. Borrowings under these notes are limited to 80% of the Company’s accounts receivable balance which have been outstanding for less than 90 days.	$8,936,500	$3,341,927

Note payable to a bank, principal and interest payable monthly of $9,845, maturing September 2009. Interest is payable on the principal balance outstanding at a rate of 6.6% per annum.	327,942	398,100

Notes payable to ELS Inc., accruing interest at 3% per annum, due September 2007.	6,689,139	5,873,936

Notes payable to various individuals for the acquisition of various staffing entities during 2005 and 2006. Notes are due at varying dates through June 2008 with monthly payment amounts ranging from $5,833 to $41,664. One note bears interest at 2.875% per annum. The other notes bear no interest and accordingly management has imputed interest at 7.25% per annum. Balance is shown net of unamortized loan discount of $98,472 and $140,106 at September 30, 2006 and December 31, 2005, respectively.	2,074,067	2,278,981

Demand notes payable to two individuals accruing interest at 5% to 12% per annum, maturity dates are being extended verbally on a month to month basis.	131,500	131,500

Total notes payable and lines of credit	18,159,148	12,024,444

Current portion of notes payable and lines of credit	(10,901,705)	(1,940,746)

Long term portion of notes payable and lines of credit	$7,257,443	$10,083,698

See Note D - Note Payable Related Party, for information about the Credit Agreement with ELS, Inc.

See Note D - Note Payable Related Party, for information about the Note Payable to William Brown.

NOTE D - NOTE PAYABLE - RELATED PARTY

Notes payable - related party includes borrowings of $91,500 from William Brown, a director and shareholder. The underlying note bears interest at 5% and was due on March 31, 2004. The Company has a verbal agreement to extend the maturity date on a month-to-month basis.

On December 8, 2003, the Company entered into a non-interest bearing short-term credit agreement with ELS, Inc., that provides for borrowings of up to $200,000. ELS, Inc. is a company owned by Ronald Heineman, the Company’s Chief Executive Officer. The underlying promissory note is secured by 400,000 shares of common stock that were released to an escrow agent, but not issued for accounting or reporting purposes. As of September 30, 2006, Resolve had a balance of $6,689,139 outstanding, which includes the note payable for the purchase of ELS of $1,500,000. Balances due under the credit agreement were originally due May 8, 2004, but the agreement was extended on a month-to-month basis, and provided for an additional $100,000 in borrowings. On June 1, 2004, the agreement was amended to extend the line to a maximum of $500,000. During 2005, the agreement was extended for an additional 18 months, becoming due March 31, 2007 with interest due at 3% per annum, and the maximum amount was increased on a case by case basis upon review. In October, 2006 the note was consolidated as part of the merger with ELS.

RESOLVE STAFFING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE E - STOCKHOLDERS’ EQUITY

Issuance of Common Stock

On January 9, 2006, Resolve Staffing entered into a consulting agreement with Dan Seifer. Under the term of the agreement, Mr. Seifer will be paid in options to acquire up to 4,000,000 shares of common stock of the Company and is to provide the following services in a timely manner:

•
Business Plan Development - Become familiar with the business and operations of the Company and review and analyze the Company’s formal and informal financial, strategic, and business plans. In conjunction with the Company, prepare and update a formal strategic business plan along with a detailed financial model/projection, and update the business plan and financial model as needed during the term of this Agreement;

•
Strategic Consulting - Assist the Company in sourcing and locating joint-venture partners. Advise the Company in strategic planning matters and assist in the implementation of short- and long-term strategic planning initiatives to fully develop and enhance the Company’s assets, resources, products, and technologies. Provide advice to and consult with the Company concerning management, product marketing, strategic planning, and corporate organization in connection with the Company’s business and advise the Company regarding its overall development, progress, needs, and condition. If requested by the Company, assist in the due diligence of prospective strategic partners.

•	Other Services - Perform other services as may be reasonably requested by the Company that are within the normal scope of operations of Dan Seifer.

On March 31, 2006, Resolve agreed to issue a Note Receivable to Mr. Seifer, and related parties, for the purchase of shares underlying the options mentioned above. A note was issued in the aggregate amount of $6 million. Prior to June 30, 2006 $800,000 was paid on this note. The agreement was terminated on June 30, 2006 and the remaining balance of 3,466,666 shares was canceled.

Common Stock Warrants

As of September 30, 2006, there were 843,820 stock warrants outstanding which are due to expire on June 30, 2007. Each warrant has an exercise price of $.75 per share price. All stock warrants are exercisable.

Equity Incentive Plan

During the year ended December 31, 2001, Resolve adopted a 2001 Equity Incentive Plan ("Incentive Plan") for the benefit of key employees (including officers and employee directors) and consultants of Resolve and its affiliates. The Incentive Plan is intended to provide those persons who have substantial responsibility for the management and growth of Resolve with additional incentives and an opportunity to obtain or increase their proprietary interest in Resolve, encouraging them to continue in the employ of Resolve.

On May 28, 2002, Resolve's 2001 Stock Incentive Plan was amended to restore the number of shares which may be issued under the plan to 600,000 and to permit the issuance of unrestricted shares. No shares have been issued under this plan.

NOTE F - SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest during the nine months ended September 30, 2006 and 2005 amounted to $596,718 and $137,015 respectively.

NOTE G - NET LOSS PER SHARE

Net loss per share is computed based upon the weighted outstanding shares of the Company’s common stock for each period presented. The weighted average number of shares for the nine months ended September 30, 2005 excludes 843,820 common stock equivalents, representing principally warrants and stock options, since the effect of including them would be anti-dilutive.

RESOLVE STAFFING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE H - SUBSEQUENT EVENTS

On September 13, 2006, Resolve Staffing announced that a closing date had been set for the proposed merger with ELS, Inc. The transaction was closed on October 1, 2006. As part of the consideration, Resolve Staffing issued 1,486,685 shares of its common stock to the selling shareholders of ELS, Inc. Additionally, Resolve agreed to issue notes payable totaling approximately $16.6 million and pay certain other settlement amounts described in the ELS, Inc. purchase agreement. Moreover, Resolve Staffing issued 1,000,000 shares of its common stock to investors for an aggregate of $1.5 million.

On October 16, 2006, Resolve Staffing announced the acquisition of Power Personnel, a New York based staffing firm with annual sales of approximately $12 million. With seven offices in the upstate New York market, Power Personnel provides a variety of temporary staffing, permanent placement and payroll management services. Resolve acquired all of the stock of Power Personnel for cash and the issuance of notes payable. Total to be paid for Power is anticipated to be $3,420,000.

Because the owners of ELS, Inc. held the majority of the Company’s outstanding common stock after the merger of ELS, Inc. and Resolve, as well as the Company’s analysis of the other criteria used for determining which entity is the accounting acquirer under SFAS No. 141, ELS, Inc. is deemed to be the acquiring company for accounting purposes and the merger of ELS, Inc. and Resolve has been accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. The audited financial statements of Resolve for each of the two years ended December 31, 2004 and 2005 are included in the Resolve Staffing, Inc. Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2005. The audited financial statements of ELS, Inc. for the three years ended December 31, 2005 are expected to be included in the Resolve Staffing, Inc. amended report on Form 8-K pertaining to this acquisition which is expected to be filed prior to December 14, 2006.

NOTE I - SEGMENT INFORMATION

As a result of the merger with ELS, Inc. the Company will be operating in two segments which are temporary staffing and professional employer organization. The Company’s operations for both of these segments are conducted throughout the United States.

RESOLVE STAFFING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE J - PROFORMA INFORMATION

The interim financial statements for the nine months ended September 30, 2006 and 2005 are presented in accordance with accounting principles generally accepted in the United States of America (GAAP), which requires that the financial results of acquired entities are included in the consolidated financial statements from the date of acquisition. As a result, the consolidated statement of operations do not include the activity of the acquired companies, including the acquisition of Star Personnel (and Direct Staffing) and the acquisition of Resolve by ELS, Inc. on October 1, 2006, which has been recorded as a reverse acquisition, and the acquisition of Power Personnel, Inc. on October 11, 2006, for the period from January 1, of each period to the respective dates of acquisition.

Presented below is the unaudited pro forma condensed combined consolidated balance sheet at September 30, 2006.

	Resolve Staffing, Inc.	Power Personnel, Inc.	ELS, Inc.	Power Consolidation		ELS Consolidation		Total
Current Assets:
Cash	$ -	$ 322,681	$ -	$ -		$ -		$ 322,681
Accounts receivable, net of allowance	16,191,543	1,437,310	469,486	-		-		18,098,339
Notes receivable	-	-	6,689,139	-		(6,689,139)	c)	-
Prepaid and other assets	306,767	43,353	182,436	-		-		532,556
Total current assets	16,498,310	1,803,344	7,341,061	-		(6,689,139)	c)	18,953,576
Property and Equipment:
Property and equipment	1,225,751	115,787	984,232	-		-		2,325,770
Less: Accumulated depreciation	(429,338)	(69,964)	(527,721)	-		-		(1,027,023)
	796,413	45,823	456,511	-		-		1,298,747
Other assets:
Other assets	-	-	389,996	-		-		389,996
Goodwill	10,059,829	-	545,079	(10,346)	a)	1,070,137	c)	34,305,787
				3,542,000	b)	(1,051,235)	d)
						389,996	e)
						2,447,246	c)
						16,663,857	c)
						486,411	e)
						8,360	e)
						154,453	c)
Non competes, net of accumulated amortization	613,546	-	-	-		-		613,546
Total other assets	10,673,375	-	935,075	3,531,654		20,169,225		35,309,329
Total assets	$27,968,098	$1,849,167	$8,732,647	$3,531,654		$13,480,086		$55,561,652

RESOLVE STAFFING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

	Resolve Staffing, Inc.	Power Personnel, Inc.	ELS, Inc.	Power Consolidation		ELS Consolidation		Total
Current Liabilities:
Bank overdraft	$1,285,746	$ -	$1,888,032	$ -		$ -		$3,173,778
Accounts payable and accrued liabilities	4,718,945	197,123	3,491,751	-		-		8,407,819
Accrued salaries and payroll taxes	2,394,169	388,229	2,221,766	-		-		5,004,164
Notes payable and lines of credit	10,810,205	78,799	1,150,000	2,108,500	b)	-		14,147,504
Notes payable - related party	91,500	-	-	-		-		91,500
Total current	19,300,565	664,151	8,751,549	2,108,500		-		30,824,765
Long term liabilities:
Notes payable	568,304	1,174,670	-	1,433,500	b)	-		3,176,474
Notes payable - related parties	6,689,139	-	-	-		389,996	e)	16,048,624
						16,663,857	c)
						(6,689,139)	c)
						486,411	e)
						8,360	e)
						(1,500,000)	f)
Unrealized gain on sale	-	-	1,051,235	-		(1,051,235)	d)	-
Total long term debt	7,257,443	1,174,670	1,051,235	1,433,500		8,308,250		19,225,098
Total liabilities	26,558,008	1,838,821	9,802,784	3,542,000		8,308,250		50,049,863
Stockholders’ Equity (Deficit)
Common stock	1,585	500	5,810	(500)	a)	(5,810)	c)	1,834
						140	c)
						100	f)
						9	c)
Paid-in capital	2,307,161	-	192,496	-		(192,496)	c)	6,408,611
						2,447,106	c)
						1,499,900	f)
						154,444	c)
Accumulated equity (deficit)	(898,656)	9,846	(1,268,443)	(9,846)	a)	1,268,443	c)	(898,656)
Total stockholders’ equity/ (deficit)	1,410,090	10,346	(1,070,137)	(10,346)		5,171,836		5,511,789
Total Liabilities and Stockholders’ Equity (deficit)	$27,968,098	$1,849,167	$8,732,647	$3,531,654		$13,480,086		$55,561,652

See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements

RESOLVE STAFFING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

Presented below is the unaudited pro forma condensed combined consolidated statement of operations for the nine months ended September 30, 2006 as if the acquisition of Star Personnel, Power Personnel, and ELS, Inc. had been completed January 1, 2006.

	Resolve Actual	Star Personnel, Inc.	Power Personnel, Inc.	ELS, Inc.	Pro-forma September 30, 2006
Service Revenues	$88,778,862	$6,665,403	$7,679,844	$38,199,540	$141,323,649

Cost of Services	75,718,957	4,614,832	6,190,000	32,426,391	118,950,180

Gross Margin	13,059,905	2,050,571	1,489,844	5,773,149	22,373,469

Operating Expenses	11,962,626	2,073,399	1,414,420	5,595,527	21,045,972

Profit (Loss) From Operations	1,097,279	(22,828)	75,424	177,622	1,327,497

Other Income (Expense):
Interest expense	(596,718)	(93)	(107,848)	-	(704,659)
Net other expenses	(596,718)	(93)	(107,848)	-	(704,659)

Net (Loss) Income	$500,561	$(22,921)	$(32,424)	$177,622	$622,838

Pro-forma earnings per share information for the nine months ended September 30, 2006:
Basic weighted average shares outstanding:					19,158,613
Pro forma basic net income per common share:					0.03
Pro forma fully diluted weighted average shares outstanding:					19,672,661
Pro forma fully diluted net income per common share:					0.03

RESOLVE STAFFING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

Presented below is the unaudited pro forma condensed combined consolidated statement of operations, using non-GAAP results with gross PEO revenue, for the nine months ended September 30, 2006 as if the acquisition of Star Personnel, Power Personnel, and ELS, Inc. had been completed January 1, 2006.

	Resolve Actual	Star Personnel, Inc.	Power Personnel, Inc.	NON-GAAP ELS, Inc.	NON-GAAP Pro-forma September 30, 2006
Service Revenues	$88,778,862	$6,665,403	$7,679,844	$218,411,872	$321,535,981

Cost of Services	75,718,957	4,614,832	6,190,000	212,638,723	299,162,512

Gross Margin	13,059,905	2,050,571	1,489,844	5,773,149	22,373,469

Operating Expenses	11,962,626	2,073,399	1,414,420	5,595,527	21,045,972

Profit (Loss) From Operations	1,097,279	(22,828)	75,424	177,622	1,327,497

Other Income (Expense):
Interest expense	(596,718)	(93)	(107,848)	-	(704,659)
Net other expenses	(596,718)	(93)	(107,848)	-	(704,659)

Net (Loss) Income	$500,561	$(22,921)	$(32,424)	$177,622	$622,838

Pro-forma earnings per share information for the nine months ended September 30, 2006:
Basic weighted average shares outstanding:					19,158,613
Pro forma basic net income per common share:					0.03
Pro forma fully diluted weighted average shares outstanding:					19,672,661
Pro forma fully diluted net income per common share:					0.03

RESOLVE STAFFING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

a)
Reflects the acquisition of Power Personnel, Inc. which will be accounted for under the purchase method of accounting. Accordingly, the purchase price will be allocated to the assets acquired and liabilities assumed based upon their respective estimated fair values. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the unaudited pro forma condensed combined consolidated balance sheet based on our preliminary assessment. The final allocation of the purchase price may result in differences from the pro forma amounts included herein.

b)	Reflects the payment of $675,000 at closing and the issuance of short term and long term notes payable in the amount of $2,867,000 for the acquisition of Power Personnel, Inc. described above.

c)
Reflects the acquisition of ELS, Inc. which will be accounted for as a reverse acquisition under the purchase method of accounting for business combinations. Accordingly, the purchase price will be allocated to the assets acquired and liabilities assumed based upon their respective estimated fair values. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the unaudited pro forma condensed combined consolidated balance sheet based on our preliminary assessment. The final allocation of the purchase price may result in differences from the pro forma amounts included herein. Also reflects the reclassification of the note receivable from Resolve Staffing which is included in the purchase price of approximately $16.6 million in the form of Notes payable to the former shareholders of ELS, Inc. and the issuance of 1,398,426 shares of common stock for the purchase of ELS, Inc. In addition, 88,259 shares are being held in escrow pending the approval by the state of Florida for the purchase of ELS Florida.

d)
Reflects the elimination of the unrealized gain recorded by ELS, Inc. on the sale of ELS to Resolve Staffing, Inc. during 2005 which remained on the balance sheet of ELS, Inc. as of September 30, 2006.

e)
Reflects the adjustment to the purchase price for the investment in the common stock of the workers’ compensation provider due to the former shareholders of ELS, Inc., the adjustment for the excess workers’ compensation policy paid which is due to the former shareholders of ELS, Inc., and the adjustment for the payment of deposits recorded by ELS, Inc. as of September 30, 2006.

f)	Reflects the sale of 1.0 million shares of Resolve Staffing, Inc. common stock and the repayment of related party notes payable to the former shareholders of ELS, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Resolve Staffing, Inc.
Cincinnati, Ohio

We have audited the accompanying consolidated balance sheet of Resolve Staffing, Inc. and Subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, stockholder’s deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Resolve Staffing, Inc. and Subsidiaries as of December 31, 2005, and the consolidated results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

March 11, 2006	PKF
San Diego, California	Certified Public Accountants
A Professional Corporation

INDEPENDENT AUDITOR’S REPORT

The Shareholders and Owners
ELS Personnel Services
Cincinnati, OH

We have audited the combined balance sheet of ELS Personnel Services (a group of commonly controlled entities) as of December 31, 2004, and the related combined statement of operations, owner’s/shareholder’s equity, and cash flows for the year ended December 31, 2004. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As mentioned in Note A to the financial statements, ELS Personnel Services is a group of commonly controlled entities that entered into a reverse acquisition with Resolve Staffing, Inc. Each of the commonly controlled entities was owned by a single owner and accordingly the financial information as of December 31, 2004 and for the year then ended has been prepared on a combined basis.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ELS Personnel Services as of December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Warren, Michigan	Jason F. Clausen & Associates, P.C.
November 10, 2005	Certified Public Accountants

RESOLVE STAFFING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

ASSETS	2005	2004
Current Assets:
Cash	$ -	$75,356
Accounts receivable, net of allowance for doubtful accounts of $96,986 for 2005 and $10,700 for 2004	6,638,782	1,054,522
Prepaid and other assets	330,368	474,363
Note receivable from related party	-	560,193
Total current assets	6,969,150	2,164,434

Property and Equipment:
Property and equipment	866,196	312,298
Less: Accumulated depreciation	(264,935)	(162,342)
Net property and equipment	601,261	149,956

Other Assets:
Goodwill	6,695,579	640,000
Non competes, net of accumulated amortization of $106,917	231,083	-
Total other assets	6,926,662	640,000

Total Assets	$14,497,073	$2,954,390

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities:
Bank overdraft	$205,551	$37,871
Accounts payable and accrued liabilities	1,011,903	37,745
Accounts payable related party	825,921	-
Accrued salaries and payroll taxes	639,474	395,268
Notes payable and lines of credit	1,849,246	525,621
Notes payable - related parties	91,500	1,484,226
Total current liabilities	4,623,595	2,480,731

Long Term Liabilities
Notes payable	4,209,762	393,556
Notes payable - related parties	5,873,936	-
Total long term debt	10,083,698	393,556
Total Liabilities	14,707,293	2,874,287

Stockholders’ (Deficit) Equity:
Common stock, $.0001 par value, 50,000,000 shares authorized, issued and outstanding: 2005 - 15,219,101 shares; 2004 - 13,000,000 shares	1,522	1,300
Paid-in capital	1,187,475	989,698
Accumulated deficit	(1,399,217)	(910,895)
Total stockholders’ (deficit) equity	(210,220)	80,103

Total Liabilities and Stockholders’ (Deficit) Equity	$14,497,073	$2,954,390

See accompanying notes.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Staffing Services Revenue	$31,138,212	$4,284,006

Cost of Staffing Services Revenue	25,356,038	3,567,164

Gross Profit	5,782,174	716,842

Operating Expenses	6,004,356	759,586

Loss From Operations	(222,182)	(42,744)

Other Income (Expense):
Interest expense	(266,140)	(13,160)
Other income (expenses), net	(266,140)	(13,160)

Net Loss	$(488,322)	$(55,904)

Net Loss Per Share
Basic and diluted	$(.03)	$(.00)

Weighted Average Number of Shares Used in Loss Per Share Computation:
Basic and diluted	14,540,838	13,000,000

See accompanying notes.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Shares	Stock Amount	Paid in Capital	Accumulated Deficit	Total
Balance, December 31, 2003	13,000,000	$ 1,300	$ 989,698	$ (854,991)	$ 136,007

Net Loss				(55,904)	(55,904)
Balance December 31, 2004	13,000,000	1,300	989,698	(910,895)	80,103
Issuance of common stock for acquisitions	1,639,101	164	139,835	-	139,999
Issuance of common stock for services	580,000	58	57,942	-	58,000
Net Loss				(488,322)	(488,322)

Balance December 31, 2005	15,219,101	$1,522	$ 1,187,475	$ (1,399,217)	$ (210,220)

See accompanying notes.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Cash Flows From Operating Activities
Net loss	$(488,322)	$(55,904)
Adjustments to reconcile net loss to net cash flows from operating activities:
Stock-based compensation	58,000	-
Depreciation	71,586	10,120
Change in allowance for doubtful accounts	78,022	-
Amortization of non-compete agreements	106,917	-
Changes in operating assets and liabilities:
Accounts receivable	(5,404,372)	(426,396)
Prepaid and other assets	269,854	(231,766)
Accounts payable and accrued liabilities	547,078	265,307
Payables to related party	825,921	-
Accrued salaries and payroll taxes	244,206	58,081

Net cash flows used in operating activities	(3,691,110)	(380,558)

Cash Flows From Investing Activities
Purchases of property and equipment	(172,517)	-
Acquisition of net assets of subsidiaries, net of cash	(1,941,480)
Net cash flows used in investing activities	(2,113,997)	-

Cash Flows From Financing Activities
Bank overdraft Borrowings (paydowns) on line of credit	167,680 (400,000)	21,734 400,000
Proceeds from notes payable	3,914,919	519,177
Paydowns on notes payable Borrowings from related parties	(1,164,107) 6,713,463	- -
Paydowns on related party debt Shareholder distributions	(3,502,204) -	(73,541) (491,450)
Net cash provided by financing activities	5,729,751	375,920

Net Increase (Decrease) in Cash	(75,356)	(4,638)

Cash, Beginning of the Period	75,356	79,994

Cash, End of the Period	$-	$75,356

See accompanying notes.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE A - NATURE OF OPERATIONS, LIQUIDITY AND MANAGEMENT’S PLANS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Resolve Staffing, Inc., (“Resolve” or the “Company”) was organized under the laws of the State of Nevada on April 9, 1998. Integra Staffing, Inc., (“Integra”) is a wholly owned subsidiary that was organized under the laws of the State of Florida on August 16, 1999 (collectively referred to as “Resolve”) and acquired in 2001. The Company is a national provider of outsourced human resource services with 52 offices reaching from California to New York. The Company provides a full range of supplemental staffing and outsourced solutions, including solutions for temporary, temporary-to-hire, or direct hire staffing in the clerical, office administration, customer service, professional and light industrial categories.

On February 7, 2005, Resolve Staffing, Inc., entered into an equity purchase agreement (“Agreement”), to purchase ELS Personnel Services (“ELS”) (the “Combination”) from Employee Leasing Services, Inc., (“ELS Inc.”), a privately-held company located in Cincinnati, Ohio. The Company’s Chief Executive Officer and director, Ronald Heineman, is a principal shareholder, officer and director of ELS. Pursuant to the equity purchase agreement, Resolve acquired the ownership interest in the group of companies which comprised ELS Personnel Services, (ELS Personnel Services, LLC, Five Star Staffing, Inc., Five Star Staffing (NY), Inc., and American Staffing Resources, Ltd.) comprising a total of 10 temporary employee staffing locations. See Basis of Presentation section for discussion of accounting treatment of the acquisition of ELS.

Employee Leasing Services, Inc., operated 3 locations and acquired the 7 temporary employee staffing locations throughout fiscal 2004. ELS Inc. acquired Five Star Staffing, Inc. which consisted of 3 locations, in August 2004, Five Star Staffing (NY), Inc., which consisted of 3 locations, in November 2004 and American Staffing Resources, Ltd which consisted of 1 location, in November 2004. Prior to ELS Inc.’s acquisition of these entities, these entities were owned and operated by unrelated third parties in various locations throughout Florida, New York and Ohio.

In connection with the Combination on February 7, 2005, ELS was deemed to be the acquiring company for accounting purposes and the Combination was accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States of America. The acquisition of the ELS entities was treated as a reverse acquisition for financial accounting purposes and therefore the accompanying comparative financial information is that of ELS rather than the historical financial statements of Resolve Staffing, Inc. In conjunction with this transaction, the group of companies known as ELS Personnel Services, which were legally acquired by Resolve Staffing, Inc., changed its name to Resolve Staffing, Inc. The financial information for 2004 includes the combined balances and combined results of operations of the individual entities which comprise ELS. The combined results of operations for the acquired entities include the activities of each entity from the date of acquisition to December 31, 2004.

On various dates during 2005, Resolve Staffing, Inc., entered into purchase agreements (“Agreements”), to acquire all of the assets and/or ownership of various separate privately-held entities owned and operated by unrelated parties located throughout the United States. Pursuant to the acquisition agreements, Resolve acquired a total of 31 temporary employee staffing locations from the newly acquired entities. The results of operations for each of the entities below have been included from the date of acquisition through December 31, 2005. These include:

•	On January 24, 2005, Resolve acquired certain assets from Solaris Staffing, Inc. These assets included the operations of certain temporary staffing offices located in upstate New York.

•	On February 20, 2005, Resolve acquired SupportStaff Employment Services, a full-service staffing firm located in Sebring, FL.

•	On May 9, 2005, Resolve acquired certain assets from Pride Staffing, Inc. These assets include a temporary staffing office located in Erie, PA.

•	On June 13, 2005 Resolved acquired The Arnold Group, a Southern California staffing firm.

•	On June 20, 2005 Resolve acquired Taylor Personnel Services, Inc., a Buffalo, New York staffing firm.

•	On August 22, 2005 Resolve acquired Truckers Plus, Inc., a thirteen location truck driver staffing firm headquartered in Memphis, Tennessee.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE A - NATURE OF OPERATIONS, LIQUIDITY AND MANAGEMENT’S PLANS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

•	On September 14, 2005 Resolve acquired QRD International, Inc., dba. Delta Staffing, a Southern California staffing firm.

•	On September 30, 2005 Resolve acquired Midwest Staffing Inc., a medical staffing firm located in Oklahoma City, Oklahoma.

•	On October 21, 2005 Resolve acquired Star Personnel Services of Kentucky, LLC, a Northern KY staffing firm.

•	On October 31, 2005 Resolve acquired Project Solvers Inc., a temporary and permanent placement firm specific to the fashion, apparel, and design industries, with a New York office.

•	On November 10, 2005 Resolve acquired ProCare Medical Staffing, LLC, a medical staffing firm with an Illinois office.

•	On November 28, 2005 Resolve acquired Big Sky Travel Nurses, Inc., a medical staffing firm, with a Montana office.

•	On December 11, 2005 Resolve acquired Assisted Staffing, Inc., a medical staffing firm with an Arizona office location.

•	On December 26, 2005 Resolve acquired Pagnard Enterprises, Inc., a temporary staffing firm with an Ohio office.

•	On December 27, 2005 Resolve acquired Drivers Plus, Inc., a truck driver staffing firm with an office in Missouri.

•	On December 30, 2005 Resolve acquired Staffpro, Inc., a temporary staffing firm with one office in Kentucky and one office in Ohio.

Acquisition of Entities from Related Parties

In connection with the Combination on February 7, 2005, described below in the Basis of Presentation section of the notes to consolidated financial statements, ELS was deemed to be the acquiring company for accounting purposes and the Combination was accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States of America.. In conjunction with this transaction, Resolve issued 13,000,000 shares of restricted common stock valued at $130,000, a note payable in the amount of $1,500,000, and paid cash of $17,125, in exchange for 100% of the ownership interest in 4 entities with 10 staffing locations. The fair value of the assets and liabilities assumed, on the date of acquisition were as follows:

Accounts receivable	$ 30,457
Prepaid and other assets	56,378
Property and equipment	15,280
Goodwill	2,035,679
Accounts payable and accrued liabilities	(71,425)

Notes payable	(419,244)

$ 1,647,125

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE A - NATURE OF OPERATIONS, LIQUIDITY AND MANAGEMENT’S PLANS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Acquisition of Entities from Unrelated Parties

On various dates during 2005, as described above, Resolve Staffing, Inc., entered into purchase agreements (“Agreements”), to acquire all of the assets and/or ownership of various separate privately-held entities owned and operated by unrelated parties located throughout the United States. Pursuant to the acquisition agreements, Resolve acquired a total of 31 temporary employee staffing locations from the newly acquired entities.

Resolve paid cash, issued common stock, and issued notes payable in the amount of $4,419,881 in exchange for the assets and liabilities of the above staffing entities as described below. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed, on the date of acquisition of each entity:

	Midwest Staffing	Project Solvers	Assisted Staffing	Other	Total
Accounts Receivable	$-	$92,203	$-	$135,252	$227,455
Prepaid & Other Assets	-	-	-	77,376	77,376
Property & Equipment	25,000	40,000	6,000	264,095	335,095
Goodwill	641,509	817,047	101,031	2,469,496	4,029,083
Non-Compete Agreements	-	-	44,000	294,000	338,000
Accounts Payable & Accrued Liabilities	-	-	-	(355,607)	(355,607)
Notes Payable	-	-	-	(231,521)	(231,521)
Total Assets Acquired:	$666,509	$949,250	$151,031	$2,653,091	$4,419,881

In conjunction with the acquisitions from all parties during 2005, approximately $6,056,000 has been assigned to goodwill.

The financial results of these acquired entities are included in the consolidated financial statements from the date of acquisition.

Basis of Presentation

Because the owners of ELS held approximately 90% of the Company’s outstanding common stock after the Combination, as well as the Company’s analysis of the other criteria used for determining which entity is the accounting acquirer under SFAS No. 141, ELS is deemed to be the acquiring company for accounting purposes and the Combination has been accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States of America. The audited financial statements of Resolve for each of the two years ended December 31, 2003 and 2004 are included in the Resolve Staffing, Inc. Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2005. The audited financial statements of ELS for the two years ended December 31, 2003 and 2004 or such time as the entity was under the control of ELS, Inc. through December 31, 2004 have been included in the Resolve Staffing, Inc. amended report on Form 8-K pertaining to this acquisition which was filed in December, 2005. In accordance with the accounting treatment described above, the historical financial statements prior to the Combination reflect those of ELS. In conjunction with this transaction, the group of companies known as ELS Personnel Services, which were legally acquired by Resolve Staffing, Inc., changed its name to Resolve Staffing, Inc. The financial information for 2004 includes the combined balances and combined results of operations of the individual entities which comprise ELS. The combined results of operations for the acquired entities include the activities of each entity from the date of acquisition to December 31, 2004.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE A - NATURE OF OPERATIONS, LIQUIDITY AND MANAGEMENT’S PLANS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Liquidity and Management’s Plans

As reflected in the accompanying consolidated financial statements, the Company has a net working capital balance of $2,345,556 and a stockholder’s deficit of $210,220, as of December 31, 2005. Prior to the third quarter of 2005, the Company had incurred losses and has been dependent upon the financial support of stockholders, management and other related parties.

For the year ended December 31, 2005 the Company incurred a net loss of $488,322. Of this loss, $314,525 did not represent the use of cash. Non-cash expenditures consisted of depreciation of $71,586, stock issuances for services provided to the Company of $58,000, increase in allowance for doubtful accounts of $78,022, and amortization of non compete agreements of $106,917. Changes in accounts receivable, prepaid and other expenses, and financing, along with decreases in accounts payable, payroll, salary, and other accruals brought the total cash used by operations to $3,691,110. Additionally the Company used $172,517 to purchase computer equipment, software and office equipment during this period.

Management has successfully obtained additional financial resources, which the Company believes will support operations. These financial resources include financing from both related and non-related third parties, are discussed in the accompanying footnotes to the financial statements. There can be no assurance that management will be successful in continuing operations without additional financing efforts. The financial statements do not reflect any adjustments that may arise as a result of this uncertainty.

We expect our operating expenses to increase significantly in the near future as we attempt to build our brand and expand our customer base. We hope our expenses will be funded from operations and short-term loans from officers, shareholders or others; however, our operations may not provide such funds and we may not be able obtain short-term loans from officers, shareholders or others. Our officers and shareholders are under no obligation to provide additional loans to us.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company provides for workers' compensation, health care insurance and unemployment taxes related to its employees. A deterioration in claims experience could result in increased costs to the Company in the future. The Company records an estimate of any existing liabilities under these programs at each balance sheet date. The Company's future costs could also increase if there are any material changes in government regulations related to employment law or employee benefits.

Principles of Consolidation

The consolidated financial statements for 2005 include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in preparing the accompanying financial statements.

Revenue Recognition

Staffing and managed service revenue and the related labor costs and payroll are recorded in the period in which services are performed. The Company follows Emerging Issues Task Force (“EITF”) 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” in the presentation of revenues and expenses. This guidance requires Resolve to assess whether it acts as a principal in the transaction or as an agent acting on behalf of others. In situations where Resolve is the principal in the transaction and has the risks and rewards of ownership, the transactions are recorded gross in the consolidated statements of operations.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE A - NATURE OF OPERATIONS, LIQUIDITY AND MANAGEMENT’S PLANS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Employee Compensation

Resolve accounts for and reports its stock-based employee compensation arrangements using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), Financial Accounting Standards Board Interpretation No, 44, Accounting for Certain Transactions Involving Stock Compensation (“FIN 44”), and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (“SFAS 148”). Accordingly, compensation cost for stock options are measured as the excess, if any, of the fair value of the Company’s stock at the date of grant over the stock option exercise price. Resolve accounts for stock issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Under SFAS 123, stock option awards issued to non-employees are accounted for at their fair value on the date issued, where fair value is determined using the Black-Scholes option pricing method.

There are no differences between the historical and pro-forma stock based compensation value.

Accounts Receivable

Resolve's trade accounts receivable result from the sale of its services, and consist primarily of private companies. Resolve uses the allowance method to account for uncollectible accounts. Bad debt expense for the years ended December 31, 2005 and 2004 was $88,483 and $6,300 respectively. The Company’s policy for determining when receivables are past due is 31 days after original invoice date. The Company’s policy for charging off uncollectible accounts receivable requires approval of the Chief Financial Officer, after reviewing Corporate Credit recommendation in consultation with the specific branch involved, determining that the debt has little, if any chance, of being collected.

Concentration of Credit Risk

Financial instruments, which potentially expose Resolve to concentrations of credit risk consist principally of trade accounts receivable.

Resolve's trade accounts receivable result from the sale of its services to customers, and customers consist primarily of private companies. In order to minimize the risk of loss from these private companies, credit limits, ongoing credit evaluation of its customers, and account monitoring procedures are utilized. Collateral is not generally required. Management analyzes historical bad debt, customer concentrations, customer credit-worthiness, current economic trends, and changes in customer payment tendencies, when evaluating the allowance for doubtful accounts. As of December 31, 2005, no customer accounted for 10% or more of gross accounts receivable and no customer accounted for 10% or more of the net revenues for the year ended December 31, 2005. As of December 31, 2004, no customer accounted for 10% or more of gross accounts receivable and no customers accounted for 10% or more of net revenues for the year ended December 31, 2004.

The Company is obligated to pay the salaries, wages, related benefit costs, and payroll taxes of worksite employees. Accordingly, the Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or these industries.

Financial Instruments

Resolve estimates that the fair value of all financial instruments at December 31, 2005 and 2004 do not differ materially from the aggregate carrying value of its financial instruments recorded in the accompanying balance sheets.

Property and Equipment

Property and equipment are recorded at historical cost and include expenditures, which substantially increase the useful lives of existing property and equipment. Maintenance and repairs are charged to operations when incurred.

Depreciation of property and equipment is computed primarily using the straight-line method based on estimated useful lives (furniture and fixtures, 6 to 7 years, office equipment 5 to 7 years, and computers and software, 3 to 5 years). Depreciation for income tax purposes is computed principally using the straight line method and estimated useful lives.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE A - NATURE OF OPERATIONS, LIQUIDITY AND MANAGEMENT’S PLANS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising Costs

Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. Resolve did not have direct-response advertising costs during the years ended December 31, 2005 and 2004. Total advertising costs for the years ended December 31, 2005 and 2004 were $311,376 and $24,533, respectively.

Stock Split

On December 28, 2004, the Company initiated a reverse stock split of the Company’s common stock on a 1 for 5 basis. The Company maintained the par value of the Company’s common stock at $.0001 and also maintained the number of shares of common stock the Company is authorized to issue at 50,000,000.

Income Tax

Resolve records its federal and state income tax liability in accordance with Statement of Financial Accounting Standards Statement No. 109 "Accounting for Income Taxes". Deferred taxes are provided for differences between the basis of assets and liabilities for financial statements and income tax purposes, using current tax rates. Deferred tax assets represent the expected benefits from net operating losses carried forward and general business credits that are available to offset future income taxes.

Loss Per Share

Net loss per share is computed based upon the weighted average number of outstanding shares of the Company’s common stock for each period presented. The weighted average number of shares excludes 851,320 common stock equivalents, representing warrants and stock options, since the effect of including them would be anti-dilutive.

Recent Accounting Pronouncements

Effective as of December 31, 2004, the Company adopted the revised interpretation of Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” (FIN 46-R). FIN 46-R requires that certain variable interest entities be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company does not have any investments in entities it believes are variable interest entities for which the Company is the primary beneficiary.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R). SFAS No. 123R revised SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statement (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.

In April 2005, the Securities and Exchange Commission (“SEC”) adopted a new rule that amends the compliance dates for SFAS No. 123R. The Statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt SFAS No. 123R on January 1, 2006 and is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE A - NATURE OF OPERATIONS, LIQUIDITY AND MANAGEMENT’S PLANS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), Share-Based Payment, providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123R, and the disclosures in MD&A subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of SFAS No. 123R on January 1, 2006 and is currently evaluating the impact the adoption of the SAB will have on the Company’s financial condition, results of operations, and cash flows.

In December 2004, FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets- An Amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have any effect on the Company’s results of operations or financial position.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and FAS No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No.154 improves the financial reporting because its requirements enhance the consistency of financial reporting between periods. SFAS No.154 is not expected to have any effect on the Company's financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140. This statement resolves issues addressed in FAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets. SFAS No. 155: (a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; (b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; (c) establishes a requirement to evaluate beneficial interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and, (e) eliminates restrictions on a qualifying special-purpose entity's ability to hold passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. SFAS No. 155 also requires presentation within the financial statements that identifies those hybrid financial instruments for which the fair value election has been applied and information on the income statement impact of the changes in fair value of those instruments. The Company is required to apply SFAS No. 155 to all financial instruments acquired, issued or subject to a remeasurement event beginning January 1, 2007. The Company does not expect the adoption of SFAS No. 155 to have a material impact on the Company's financial statements.

Reclassifications

Certain amounts in the 2004 financial statements have been reclassified to conform with the presentation in 2005. Such reclassifications are not considered material to the financial statements.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE B - PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2005 and 2004 is summarized as follows:

	2005	2004
Computer software	$148,420	$-
Computers	283,212	153,366
Furniture and fixtures	383,677	111,815
Office equipment	50,887	47,117
Total property and equipment	866,196	312,298
Less, accumulated depreciation	(264,935)	(162,342)
Net property and equipment	$601,261	$149,956

Depreciation expense for the years ended December 31, 2005 and 2004 was $71,586 and $10,120, respectively.

NOTE C - INTANGIBLE ASSETS

The Company’s intangible assets are comprised of goodwill and covenants not to compete arising from acquisitions. Goodwill will be assessed for impairment annually by management. The Company’s covenants not to compete have contractual lives principally ranging from one to two years and are being amortized over the period of benefit.

Intangibles consist of the following at December 31:

	2005	2004

Covenants not to compete	$ 338,000	$ -

Less amortization	(106,917)	-

	$ 231,083	$-

Goodwill	$6,695,579	$640,000

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE D - NOTES PAYABLE AND LINES OF CREDIT

Notes payable and lines of credit as of December 31, 2005 and 2004 are as follows:

	2005	2004
Lines of credit to two banks totaling $7,000,000, interest payable monthly at rates ranging from prime to 8.50%, maturing February 2007	$ 3,341,927	$ 400,000

Note payable to a bank, principal and interest payable monthly of $9,845, maturing September 2009	398,100	475,563

Note payable to a bank, interest at 5.25%, 10 equal monthly installments due of $3,797 beginning 2/1/2005 and down payment of $6,542; secured by loan proceeds and down payment.	-	43,614

Notes payable to ELS Inc., accruing interest at 3% per annum, due March 2007	5,873,936	1,484,226

Notes payable to various individuals for the acquisition of various staffing entities during 2005. Notes are due at varying dates through December 2007 with monthly payment amounts ranging from $5,833 to $34,891. These notes bear no interest and accordingly management has imputed interest at 7.25% per annum. Balance is shown net of unamortized loan discount of $140,106.	2,278,981	-

Notes payable to two individuals accruing interest at 5% to 12% per annum, maturity dates are being extended verbally on a month to month basis	131,500	-

Total notes payable and lines of credit	12,024,444	2,403,403

Current portion of notes payable and lines of credit	(1,940,746)	(2,009,847)

Long term portion of notes payable and lines of credit	$ 10,083,698	$ 393,556

Maturities of notes payable and lines of credit are as follows:

Year ending December 31,
2006	$ 1,940,746
2007	9,890,774
2008	110,920
2009	82,004
$ 12,024,444

See Note E—Related Party Balances and Transactions, for information about the Credit Agreement with ELS, Inc.

See Note E - Related Party Balances and Transactions, for information about the Note Payable to William Brown.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE E - RELATED PARTY BALANCES AND TRANSACTIONS

Notes payable—related party includes borrowings of $91,500 from William Brown, a director and shareholder. The underlying note bears interest at 5% and was due on March 31, 2004. The Company has a verbal agreement to extend the maturity date on a month-to-month basis.

On December 8, 2003, the Company entered into a non-interest bearing short-term credit agreement with ELS, Inc., that provides for borrowings of up to $200,000. ELS, Inc. is a company owned by Ronald Heineman, the Company’s Chief Executive Officer. The underlying promissory note is secured by 400,000 shares of common stock that were released to an escrow agent, but not issued for accounting or reporting purposes. As of December 31, 2005, Resolve had a balance of $5,873,936 outstanding, which includes the note payable for the purchase of ELS of $1,500,000. Balances due under the credit agreement were originally due May 8, 2004, but the agreement was extended on a month-to-month basis, and provided for an additional $100,000 in borrowings. On June 1, 2004, the agreement was amended to extend the line to a maximum of $500,000. During 2005, the agreement was extended for an additional 18 months, becoming due March 31, 2007 with interest due at 3% per annum, and the maximum amount was increased on a case by case basis upon review.

On December 29, 2003, Resolve entered into a six month consulting agreement with Ronald Heineman, the Company’s Chief Executive Officer, to provide Resolve with the following services: development of a business plan and strategic marketing plan; enhancement of the Company’s revenue base through the recruitment of additional staffing personnel; development of an acquisition based growth plan; development and implementation of an investor relations strategy; the provision of back office administrative and sales support; as well as day to day management oversight of the Company’s personnel. Under the terms of the agreement Resolve agreed to issue Ronald Heineman 200,000 shares of the Company’s common stock.

During 2004, Five Star Florida (one of the ELS entities) advanced funds to ELS Inc. The advances bore no interest and no formal agreement or repayment schedule existed. During the year ended December 31, 2005, the advances to ELS Inc. were offset against amounts payable by other ELS entities, as described above, to ELS Inc. At December 31, 2005 and 2004 the balance of the note receivable from ELS Inc. was $0 and $560,193, respectively.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE F - INCOME TAXES

Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial and tax reporting purposes. The deferred tax asset of $157,000 as of December 31, 2005 consisted primarily of the income tax benefits from net operating losses. A valuation allowance has been recorded to fully offset the deferred tax asset as the Company believes it is more likely than not that the assets will not be utilized. Significant components of the benefit for income taxes for the year ended December 31, 2005 are as follows:

2005
Current
Federal	$ -
State	-

-
Deferred
Federal	-
State	-

-

Income tax expense	$ -

At December 31, 2005, the Company had federal tax net operating loss carry forwards of approximately $457,000. The federal and state tax loss carry forwards will begin to expire in 2015, unless previously utilized.

At December 31, 2005 and 2004, no deferred tax assets or liabilities were recorded in the accompanying financial statements. The Company’s effective tax rate differs from the statutory rates associated with taxing jurisdictions because of changes in the valuation allowance. The valuation allowance at December 31, 2005, increased approximately $157,000 from 2004.

Pursuant to Internal Revenue Code Section 382, the Company’s use of its net operating loss carry forwards may be limited as a result of cumulative changes in ownership of more than 50% over a three year period.

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

Year Ended December 31,	2005

Statutory U.S. federal rate	34.00%
Permanent differences	6.00%
Change in valuation allowance	-40.00%

Provision for income taxes	0.00%

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE F - INCOME TAXES (CONTINUED)

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

December 31,	2005

Deferred tax assets:
Loss carry forwards	$ 156,300
Other	700
Gross deferred tax assets	157,000

Valuation allowance	(157,000)

$ -

As of December 31, 2005, the Company recorded a valuation allowance of $157,000 related to the deferred tax assets.

Income taxes for 2004 for ELS have not been provided for as each of these entities was a wholly owned subsidiary of ELS Inc. and reported all income and expenses on the consolidated income tax returns of ELS, Inc. ELS Inc. has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, ELS had no liability. Instead the owners of ELS are liable for income taxes on the respective share of ELS’s taxable income.

NOTE G - CASH FLOW SUPPLEMENTAL INFORMATION

Cash paid for interest during the years ended December 31, 2005 and 2004 amounted to $238,454 and $13,160, respectively.

During the year ended December 31, 2005, the following non-cash transactions were recorded:

Non-cash investing and financing activities:

In conjunction with the Combination on February 7, 2005, described below in the basis of Presentation section of the notes to consolidated financial statements, ELS was deemed to be the acquiring company for accounting purposes and the Combination was accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States of America. In conjunction with this transaction, Resolve issued 13,000,000 shares of restricted common stock valued at $130,000 and a note payable in the amount of $1,500,000 in exchange for 100% of the ownership interest in 4 entities with 10 staffing locations. The fair value of the assets and liabilities assumed, on the date of acquisition were as follows:

Accounts receivable	$30,457
Prepaid and other assets	48,483
Property and equipment	15,280
Goodwill	2,026,496
Accounts payable and accrued liabilities	(71,472)
Notes payable	(419,244)
$1,630,000

Acquisition of Entities from Unrelated Parties

On various dates during 2005, Resolve Staffing, Inc., entered into purchase agreements (“agreements”), to acquire all of the assets and/or ownership of various separate privately-held entities owned and operated by unrelated parties. Pursuant to the acquisition agreements, Resolve acquired a total of 31 temporary employee staffing locations from the newly acquired entities.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE G - CASH FLOW SUPPLEMENTAL INFORMATION (CONTINUED)

Resolve issued notes payable and common stock valued at $2,492,416 in exchange for the assets and liabilities of the above staffing entities as described below. The following table summarizes the estimated fair value, of the assets acquired and liabilities assumed, on the date of acquisition of each entity:

Accounts receivable	$135,252
Property and equipment	104,489
Prepaid and other assets	21,815
Goodwill	2,659,971
Non-compete agreements	144,000
Accounts payable and accrued liabilities	(355,608)
Notes payable	(217,503)
$2,492,416

The Company had no non-cash investing or financing activities during 2004.

NOTE H - STOCKHOLDERS’ (DEFICIT) EQUITY

Issuance of Common Stock

On February 7, 2005, the Company entered into the Combination described above. In conjunction with the Combination and the treatment as a reverse acquisition, the 13,000,000 shares of common stock issued as part of this transaction have been presented as if they were outstanding for all periods presented.

On May 25, 2005, Resolve Staffing, Inc. issued 100,000 shares to certain consultants as part of their compensation.

On August 18, 2005, Resolve issued 50,000 shares to certain consultants as part of their compensation and 100,000 shares as per an employment agreement with certain shareholders and employees of Truckers Plus.

On November 22, 2005, Resolve issued 430,000 shares to various consultants as part of their compensation.

Common Stock Warrants

As of December 31, 2005 and 2004 there were 851,320 stock warrants outstanding which are due to expire on June 30, 2007. Each warrant has an exercise price of $.75 per share price. All stock warrants are exercisable.

Equity Incentive Plan

During the year ended December 31, 2001, Resolve adopted a 2001 Equity Incentive Plan ("Incentive Plan") for the benefit of key employees (including officers and employee directors) and consultants of Resolve and its affiliates. The Incentive Plan is intended to provide those persons who have substantial responsibility for the management and growth of Resolve with additional incentives and an opportunity to obtain or increase their proprietary interest in Resolve, encouraging them to continue in the employ of Resolve.

On May 28, 2002, Resolve's 2001 Stock Incentive Plan was amended to restore the number of shares which may be issued under the plan to 600,000 and to permit the issuance of unrestricted shares. No shares have been issued under this plan.

RESOLVE STAFFING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE I - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company rents various office space for each of its locations across the United States, under lease terms ranging from month-to-month to expiring September, 2010. Monthly payments due under these leases range from $210 to $4,970. Resolve has the option to renew various leases under the same terms and conditions as the original leases and anticipates exercising certain of these options.

The future maturities of minimum lease payments under the Company’s operating leases are as follows:

Operating
leases

2006	$637,165
2007	485,548
2008	332,285
2009	185,242
2010	85,838

Total minimum lease payments	$1,726,078

Total rent expense for the years ended December 31, 2005 and 2004 was $385,831 and $50,425, respectively.

Litigation

The Company is subject to legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to currently pending or threatened actions is not expected to materially affect the financial position or results of operations of the Company.

Off Balance Sheet Arrangements

Depending on certain goals and performances being met, Resolve has the following off balance sheet arrangements in which Resolve is obligated to pay the previous owners of the following entities certain contingent amounts, which are the result of the various acquisitions described previously. If additional amounts are paid these amounts will be recorded as additional goodwill when paid.

•	The Arnold Group - Based on sales targets, the prior owners may receive contingent performance payments not to exceed $125,000 through May 31, 2007.

•	Taylor Personnel Services, Inc. - Based on sales targets, the prior owners may receive contingent performance payments not to exceed $80,000 through May 31, 2007.

•
QRD International, Inc. dba Delta Staffing - Based on gross profit targets, the prior owners may receive contingent performance payments of up to approximately $150,000 through September 11, 2006, and $75,000 through September 11, 2007.

•
Midwest Staffing, Inc. - Based on pre-tax profit targets, the prior owners may receive contingent performance payments not to exceed $75,000 through September 27, 2006 and approximately $75,000 through September 27, 2007.

•	Star Personnel Services of Kentucky, LLC. - Based on sales targets, the prior owners may receive contingent performance payments not to exceed $50,000 through December 31, 2006.

•	Project Solvers, Inc. - Based on pre-tax profit targets, the prior owners may receive contingent performance payments not to exceed $200,000 through October 25, 2008.

•	Pro Care Medical Staffing, LLC. - Based on pre-tax targets the prior owners may receive contingent performance payments not to exceed $650,000 in total through November 9, 2007.

•
Big Sky Travel Nurses, Inc. - Based on pre- tax profit targets, the prior owners may receive contingent performance payments of up to approximately $15,000 through November 27, 2006 and $15,000 through November 27, 2007.

•	Assisted Staffing, Inc. - Based on pre- tax profit targets, the prior owners may receive contingent performance payments of up to approximately $25,000 through December 10, 2007.

•	Pagnard Enterprises Inc. - Based on sales targets, the prior owners may receive contingent performance payments of up to approximately $150,000 through February 15, 2008.

•
Driver’s Plus, Inc. - Based on pre- tax profit targets, the prior owners may receive contingent performance payments of up to approximately $10,000 through December 26, 2006, and $10,000 through December 26, 2007.

•	StaffPro, LLC. - Based on sales targets, the prior owners may receive contingent performance payments of approximately $25,000 through December 29, 2006.

The following off balance sheet arrangements are based on transactions completed after December 31, 2005.

•	R & R Staffing Services, Inc. - Based on gross profit targets, the prior owners may receive contingent performance payments of up to approximately $350,000 through January 5, 2007.

•	Ready Nurse, LLC. - Based on pre- tax profit targets, the prior owners may receive contingent performance payments of up to approximately $10,000 through March 5, 2008.

Employment Agreements

In accordance with certain of the acquisition agreements entered during 2005, the Company entered into employment agreements with previous owners and selected individuals. The terms of these employment agreements range from six months to two years in length and are considered to be in the normal course of business.

NOTE J - SUBSEQUENT EVENTS

On January 3, 2006 Resolve Staffing elected three new officers. Steve Ludders has been promoted to Executive VP, Chief Operating Officer of the Company. Scott Horne has been promoted to Executive VP, Chief Financial Officer of the Company. Tom Lawry has been promoted to Controller, Treasurer of the Company.

On January 9, 2006, Resolve Staffing entered into a consulting agreement with Dan Seifer. Under the term of the agreement, Mr. Seifer will be paid in options to acquire up to 4,000,000 shares of common stock of the Company and is to provide the following services in a timely manner:

•
Business Plan Development - Become familiar with the business and operations of the Company and review and analyze the Company’s formal and informal financial, strategic, and business plans. In conjunction with the Company, prepare and update a formal strategic business plan along with a detailed financial model/projection, and update the business plan and financial model as needed during the term of this Agreement;

•
Strategic Consulting - Assist the Company in sourcing and locating joint-venture partners. Advise the Company in strategic planning matters and assist in the implementation of short- and long-term strategic planning initiatives to fully develop and enhance the Company’s assets, resources, products, and technologies. Provide advice to and consult with the Company concerning management, product marketing, strategic planning, and corporate organization in connection with the Company’s business and advise the Company regarding its overall development, progress, needs, and condition. If requested by the Company, assist in the due diligence of prospective strategic partners.

•	Other Services - Perform other services as may be reasonably requested by the Company that are within the normal scope of operations of Dan Seifer.

On January 24, 2006 Resolve Staffing acquired R & R Staffing Services, Inc., located in Syracuse, New York. With $4 million in annual revenue, this acquisition gave Resolve its 13th office in various Northeast markets.

On February 22, 2006, Resolve Staffing announced that it has reached an agreement in principle to merge with Employee Leasing Services, Inc. (ELS Inc.), and certain related affiliates. Headquartered in Cincinnati, Ohio. ELS Inc., a professional employer organization (PEO), manages a payroll of over 10,000 worksite employees in over 40 states and has operation and service centers throughout the country. ELS Inc.’s 2005 gross (non-GAAP) revenues were over $200 million, which equates to approximately $50 million in net (GAAP) revenues and $3.5 million in Pretax Profit. Under the terms of the agreement, Resolve will acquire all outstanding shares of ELS Inc. for approximately $3 million in cash, a $7 million note and 1.4 million shares of Resolve common stock. Closing of the transaction is subject to certain customary closing conditions and is expected to occur in the second quarter of 2006. Management believes that this transaction will be accounted for as a reverse acquisition if the transaction is completed under the current terms.

On March 27, 2006 Resolve Staffing acquired Ready Nurses LLC, a Fulton, Missouri based medical staffing firm. Ready Nurses provides a variety of medical staffing services including travel nurses and other healthcare related professionals. With $1 million in annual sales, this acquisition was Resolve’s fourth in the burgeoning medical staffing industry.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    The estimated expenses of this registration statement and the offering of our Common Stock described therein, all of which is to be borne by us, are as follows. All amounts are estimates except the Commission registration fee:

Expense	Amount
Registration Fee	$1,700
Printing and Engraving Expenses	$5,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$25,000
Transfer Agent’s Fees and Expenses	$2,000
Miscellaneous	$7,300
Total	$46,000

Item 14. Indemnification of Directors.

Resolve Staffing, Inc.'s Certificate of Incorporation permits indemnification to the fullest extent permitted by Nevada law. Resolve's by-laws require Resolve to indemnify any person who was or is an authorized representative of Resolve, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of Resolve, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Resolve and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. Resolve shall also indemnify any person who was or is an authorized representative of Resolve and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of Resolve, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Resolve, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Resolve unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which any court shall deem proper. Such indemnification is mandatory under Resolve’s by-laws as to expenses actually and reasonably incurred to the extent that an authorized representative of Resolve has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the shareholders. Resolve currently does not maintain a directors and officers liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Resolve pursuant to the foregoing provisions, Resolve has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

Item 15. Recent Sale of Unregistered Securities.

Set forth below is information regarding the issuance and sales of the Company’s Common Stock without registration during the last three (3) years. No such sales involved the use of an underwriter.

1.
On October 1, 2006, we issued 1,000,000 shares and 2,000,000 Warrants (1,000,000 at $2.00 and 1,000,000 at $3.00) to accredited investors for consideration totaling $1,500,000. This transaction by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 18 and Section 4(2) thereof.

ITEM 16. EXHIBITS

(a) Exhibits

Exhibit No.	Description
3.1 (1)	Second Amended and Restated Certificate of Incorporation.
3.2 (2)	Amended and Restated By-Laws.
4.1	Specimen Common Stock Certificate.
4.2 (3)	Specimen Warrant Certificate
5.1	Legal Opinion of GregoryBartko, Esq.
10.1	Securities Subscription Agreement Between the Registrant and John R. Fox dated September 26, 2006.
10.2	Securities Subscription Agreement Between the Registrant and JRF Investments dated September 26, 2006.
10.3	Securities Subscription Agreement Between the Registrant and JRF Investments IV dated September 26, 2006.
10.4	Securities Subscription Agreement Between the Registrant and JRF Investments V dated September 26, 2006.
10.5	Securities Subscription Agreement Between the Registrant and JRF Investments VI dated September 26, 2006.
10.5	Securities Subscription Agreement Between the Registrant and Ronald and Verna Bretshneider dated September 26, 2006.
10.7	Securities Subscription Agreement Between the Registrant and Douglas Jacobson dated September 26, 2006.
10.8	Securities Subscription Agreement Between the Registrant and Suzzanne and Steve Athey dated September 26, 2006.
10.9	Securities Subscription Agreement Between the Registrant and Rob Taylor dated September 26, 2006.
10.10	Securities Subscription Agreement Between the Registrant and Grady Hillis dated September 26, 2006.
10.11	Securities Subscription Agreement Between the Registrant and Tom Rich dated September 26, 2006.
10.12	Securities Subscription Agreement Between the Registrant and Steven Hillis dated September 26, 2006.
10.13	Securities Subscription Agreement Between the Registrant and Venatar Founders Fund dated September 26, 2006.
10.14	Securities Subscription Agreement Between the Registrant and Commerce Mercantile Bancorp LP dated September 26, 2006.
10.15	Securities Subscription Agreement Between the Registrant and Arrow Clocktower Global Fund dated September 26, 2006.
10.16	Warrant Agreement Between the Registrant and John R. Fox dated September 26, 2006.
10.17	Warrant Agreement Between the Registrant and JRF Investments dated September 26, 2006.
10.18	Warrant Agreement Between the Registrant and JRF Investments IV dated September 26, 2006.
10.19	Warrant Agreement Between the Registrant and JRF Investments V dated September 26, 2006.
10.20	Warrant Agreement Between the Registrant and JRF Investments VI dated September 26, 2006.
10.21	Warrant Agreement Between the Registrant and Ronald and Verna Bretscheider dated September 26, 2006.
10.22	Warrant Agreement Between the Registrant and Douglas Jacobson dated September 26, 2006.
10.23	Warrant Agreement Between the Registrant and Suzzane and Steve Athey dated September 26, 2006.
10.24	Warrant Agreement Between the Registrant and Rob Taylor dated September 26, 2006.
10.25	Warrant Agreement Between the Registrant and Grady Hillis dated September 26, 2006.
10.26	Warrant Agreement Between the Registrant and Tom Rich dated September 26, 2006.
10.27	Warrant Agreement Between the Registrant and Steven Hillis dated September 26, 2006.
10.28	Warrant Agreement Between the Registrant and Venatar Founders Fund dated September 26, 2006.
10.29	Warrant Agreement Between the Registrant and Commerce Mercantile Bancorp LP dated September 26, 2006.
10.30	Warrant Agreement Between the Registrant and Arrow Clocktower Global Fund dated September 26, 2006.
21.1	List of Resolve Staffing, Inc. Subsidiaries
23.1	Consent of PKF, Certified Public Accountants, a Professional Corporation.
23.3	Consent of Gregory Bartko, Esq. (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

(1) incorporated by reference to Exhibit 3.1 of the Current Report on Form SB-2/A, as filed with the SEC on July 24, 2003
(2) incorporated by reference to Exhibit 3.2 of the Current Report on Form SB-2/A, as filed with the SEC on July 24, 2003
(3) incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K, as filed with the SEC on October 11, 2006

(b) Financial Statement Schedules

Item 17. Undertakings.

A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

B. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement or most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S-K, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cincinnati, State of Ohio, on February 6, 2007.

RESOLVE STAFFING, INC.

By:	/S/ RONALD L. HEINEMAN
Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned officers and directors of Resolve Staffing, Inc., hereby severally constitute and appoint Ronald L. Heineman and Scott Horne, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Resolve Staffing, Inc to comply with the provisions of the Securities Act and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald L. Heineman Ronald L. Heineman	Chief Executive Officer (principal executive officer), President, and Chairman of the Board of Directors	February 6, 2007

/s/Scott Horne Scott Horne	Chief Financial Officer (principal accounting and financial officer)	February 6, 2007

/s/Steve Ludders Steve Ludders	Chief Operating Officer	February 6, 2007

/s/Tom Lawry Tom Lawry	Controller, Treasurer	February 6, 2007

/s/William Walton William Walton	Director	February 6, 2007

/S/William A. Brown William A. Brown	Director	February 6, 2007

/S/ Don Quarterman Don Quarterman	Director	February 6, 2007

Index to Exhibits

Exhibit No.	Exhibit Description
3.1 (1)	Second Amended and Restated Certificate of Incorporation.
3.2 (2)	Amended and Restated By-Laws.
4.1	Specimen Common Stock Certificate.
4.2 (3)	Specimen Warrant Certificate
5.1	Legal Opinion of GregoryBartko, Esq.
10.1	Securities Subscription Agreement Between the Registrant and John R. Fox dated September 26, 2006.
10.2	Securities Subscription Agreement Between the Registrant and JRF Investments dated September 26, 2006.
10.3	Securities Subscription Agreement Between the Registrant and JRF Investments IV dated September 26, 2006.
10.4	Securities Subscription Agreement Between the Registrant and JRF Investments V dated September 26, 2006.
10.5	Securities Subscription Agreement Between the Registrant and JRF InvestmentsVI dated September 26, 2006.
10.5	Securities Subscription Agreement Between the Registrant and Ronald and Verna Bretshneider dated September 26, 2006.
10.7	Securities Subscription Agreement Between the Registrant and Douglas Jacobson dated September 26, 2006.
10.8	Securities Subscription Agreement Between the Registrant and Suzzanne and Steve Athey dated September 26, 2006.
10.9	Securities Subscription Agreement Between the Registrant and Rob Taylor dated September 26, 2006.
10.1	Securities Subscription Agreement Between the Registrant and Grady Hillis dated September 26, 2006.
10.11	Securities Subscription Agreement Between the Registrant and Tom Rich dated September 26, 2006.
10.12	Securities Subscription Agreement Between the Registrant and Steven Hillis dated September 26, 2006.
10.13	Securities Subscription Agreement Between the Registrant and Venatar Founders Fund dated September 26, 2006.
10.14	Securities Subscription Agreement Between the Registrant and Commerce Mercantile Bancorp LP dated September 26, 2006.
10.15	Securities Subscription Agreement Between the Registrant and Arrow Clocktower Global Fund dated September 26, 2006.
10.16	Warrant Agreement Between the Registrant and John R. Fox dated September 26, 2006.
10.17	Warrant Agreement Between the Registrant and JRF Investments dated September 26, 2006.
10.18	Warrant Agreement Between the Registrant and JRF Investments IV dated September 26, 2006.
10.19	Warrant Agreement Between the Registrant and JRF Investments V dated September 26, 2006.
10.2	Warrant Agreement Between the Registrant and JRF Investments VI dated September 26, 2006.
10.21	Warrant Agreement Between the Registrant and Ronald and Verna Bretscheider dated September 26, 2006.
10.22	Warrant Agreement Between the Registrant and Douglas Jacobson dated September 26, 2006.
10.23	Warrant Agreement Between the Registrant and Suzzane and Steve Athey dated September 26, 2006.
10.24	Warrant Agreement Between the Registrant and Rob Taylor dated September 26, 2006.
10.25	Warrant Agreement Between the Registrant and Grady Hillis dated September 26, 2006.
10.26	Warrant Agreement Between the Registrant and Tom Rich dated September 26, 2006.
10.27	Warrant Agreement Between the Registrant and Steven Hillis dated September 26, 2006.
10.28	Warrant Agreement Between the Registrant and Venatar Founders Fund dated September 26, 2006.
10.29	Warrant Agreement Between the Registrant and Commerce Mercantile Bancorp LP dated September 26, 2006.
10.3	Warrant Agreement Between the Registrant and Arrow Clocktower Global Fund dated September 26, 2006.
21.1	List of Resolve Staffing, Inc. Subsidiaries
23.1	Consent of PKF, Certified Public Accountants, a Professional Corporation.
23.3	Consent of Gregory Bartko, Esq. (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

(1) incorporated by reference to Exhibit 3.1 of the Current Report on Form SB-2/A, as filed with the SEC on July 24, 2003
(2) incorporated by reference to Exhibit 3.2 of the Current Report on Form SB-2/A, as filed with the SEC on July 24, 2003
(3) incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K, as filed with the SEC on October 11, 2006